Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-132180


               Prospectus Supplement No. 1 dated November 20, 2006
                      (to Prospectus dated October 5, 2006)


     This Prospectus Supplement No. 1 supplements and amends the Prospectus dated October 5, 2006 (the "Prospectus"), relating to the resale of 12,106,586 shares of common stock, par value $0.0001 per share, of Simtek Corporation ("Simtek"). You should read this Prospectus Supplement No. 1 in conjunction with the Prospectus. Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

     Attached hereto and incorporated by reference herein is Simtek's: (a) Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission ("SEC") on November 14, 2006; (b) Current Report on Form 8-K12G3 filed with the SEC on October 10, 2006; (c) Current Report on Form 8-K filed with the SEC on October 12, 2006; (d) Current Report on Form 8-K filed with the SEC on October 12, 2006; (e) Current Report on Form 8-K filed with the SEC on October 27, 2006; and (f) Current Report on Form 8-K/A filed with the SEC on November 9, 2006. This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

     The Prospectus, together with this Prospectus Supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to the offers and sales of the Simtek common stock offered hereby.

     See the section of the Prospectus titled "Risk Factors", beginning on page 4 thereof, for certain factors relating to an investment in the shares of Simtek common stock offered hereby.

     Neither the SEC nor any other state securities commission has approved or disapproved of the Simtek common stock offered hereby or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

       The date of this Prospectus Supplement No. 1 is November 20, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

                       ----------------------------------

(Mark One)

[X] Quarterly report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the Quarter ended September 30, 2006
                                       OR
[ ] Transition report pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934

                         Commission file number 0-19027


                               SIMTEK CORPORATION
             (Exact name of registrant as specified in its charter)

             ------------------------------------------------------


          Delaware                                     84-1057605
 (State or other jurisdiction               (I.R.S. Employer Identification No.)
 of incorporation or organization)


                        4250 Buckingham Drive, Suite 100,
                        Colorado Springs, Colorado 80907
               (Address of principal executive offices) (Zip Code)


                                 (719) 531-9444


Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been
subject to such filing requirements for the past 90 days. Yes  X   No
                                                              ---     ---

Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Exchange Act). Yes         No  X
                                                ---        ---

The total number of shares of Common Stock issued and outstanding as of November 8, 2006 was 8,120,606.

                               SIMTEK CORPORATION

                                      INDEX
                    For the Quarter Ended September 30, 2006

PART 1. FINANCIAL INFORMATION

     ITEM 1                                                                 Page
                                                                            ----
        Condensed Consolidated Balance Sheets as of September 30,
        2006 and December 31, 2005                                             3

        Condensed Consolidated Statements of Operations for the
        three months and nine months ended September 30, 2006 and 2005         4

        Condensed Consolidated Statements of Cash Flows for the nine
        months ended September 30, 2006 and 2005                               5

        Notes to Condensed Consolidated Financial Statements                6-14

     ITEM 2

        Management's Discussion and Analysis of Financial Condition
        and Results of Operations                                             15

     ITEM 3

        Quantitative and Qualitative Disclosures about Market Risk            23

     ITEM 4

        Controls and Procedures                                               24

PART 2. OTHER INFORMATION

     ITEM 1    Legal Proceedings                                              25

     ITEM 1A   Risk Factors                                                   25

     ITEM 2    Unregistered Sales of Equity Securities and
               Use of Proceeds                                                28

     ITEM 3    Defaults Upon Senior Securities                                28

     ITEM 4    Submission of Matters to a Vote of Security Holders            28

     ITEM 5    Other Information                                              28

     ITEM 6    Exhibits                                                       28

SIGNATURES                                                                    29



                                        SIMTEK CORPORATION
                               CONDENSED CONSOLIDATED BALANCE SHEETS
                     (Amounts in thousands, except par value and share amounts)

                                             ASSETS
                                             ------
                                                                         September 30, 2006      December 31, 2005
                                                                         ------------------      -----------------
                                                                             (Unaudited)
CURRENT ASSETS:
     Cash and cash equivalents                                              $       3,653          $      1,766
     Restricted investments                                                         1,775                 2,281
     Accounts receivable - trade, net                                               5,051                 1,456
     Inventory, net                                                                 5,394                 2,068
     Prepaid expenses and other current assets                                        401                    99
     Deposits                                                                           -                   600
                                                                            -------------          ------------
         Total current assets                                                      16,274                 8,270
EQUIPMENT AND FURNITURE, net                                                        1,128                   571
DEFERRED FINANCING COSTS AND DEBT ISSUANCE COSTS                                      127                   111
GOODWILL                                                                              992                   876
NON-COMPETITION AGREEMENT                                                           7,571                 8,910
OTHER ASSETS                                                                           41                    20
                                                                            -------------          ------------
     TOTAL ASSETS                                                           $      26,133          $     18,758
                                                                            =============          ============

                       LIABILITES AND SHAREHOLDERS' EQUITY
                       -----------------------------------

CURRENT LIABILITIES:
     Accounts payable                                                       $       3,287          $      2,822
     Accrued expenses                                                               1,237                 1,419
     Accrued vacation payable                                                         200                   145
     Accrued wages                                                                    230                    40
     Obligation under capital leases                                                    -                    13
     Line of credit                                                                   917                -
     Debentures, current                                                              480                   240
                                                                            -------------          ------------
         Total current liabilities                                                  6,351                 4,679
DEBENTURES, NET OF CURRENT                                                          2,220                 2,760
                                                                            -------------          ------------
     Total liabilities                                                              8,571                 7,439
Temporary equity, 8,028,170 shares of common stock,
     $0.0001 par value, subject to penalties under
     registration rights agreements, net of financing
     costs of $708                                                                 14,847                 8,459
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
     Preferred stock, $.0001 par value; 200,000 shares authorized,
         none issued                                                                    -                     -
     Common stock, $.0001 par value; 30,000,000 shares authorized,
         8,005,903 and 8,006,903 shares issued and outstanding
         at September 30, 2006 and 7,817,082 and 7,818,082 shares
         issued and outstanding at December 31, 2005, excluding
         temporary equity                                                               1                     1
     Additional paid-in capital                                                    51,430                49,051
     Treasury stock, at cost; 1,000 shares                                             (1)                   (1)
     Accumulated deficit                                                          (48,795)              (46,191)
     Accumulated other comprehensive income:
         Cumulative translation adjustment                                             80                      -
                                                                            -------------          ------------
         Total shareholders' equity                                                 2,715                 2,860
                                                                            -------------          ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $      26,133          $     18,758
                                                                            =============          ============


                         The accompanying notes are an integral part of these financial statements.


                                      SIMTEK CORPORATION
                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                         (Unaudited)
                      (Amounts in thousands, except share and per share amounts)


                                                    Three Months Ended                      Nine Months Ended
                                                       September 30,                          September 30,
                                             --------------------------------        --------------------------------
                                                  2006               2005                2006                2005
                                             ------------        ------------        ------------        ------------
REVENUE:
     Product sales, net                      $      8,251        $      2,412        $     19,436        $      7,591
     Royalty revenue                                   --                  --               1,518                  --
                                             ------------        ------------        ------------        ------------
         Total revenue                              8,251               2,412              20,954               7,591
     Cost of sales                                  4,979               1,807              13,016               5,490
                                             ------------        ------------        ------------        ------------
GROSS PROFIT                                        3,272                 605               7,938               2,101

OPERATING EXPENSES:
     Research and development costs                 1,351               1,572               4,578               4,697
     Sales and marketing                            1,250                 321               3,233               1,164
     General and administrative                       838                 412               2,595               1,759
                                             ------------        ------------        ------------        ------------
           Total operating expenses                 3,439               2,305              10,406               7,620
                                             ------------        ------------        ------------        ------------
LOSS FROM CONTINUING OPERATIONS                      (167)             (1,700)             (2,468)             (5,519)

OTHER INCOME (EXPENSE):
     Interest income                                   36                  45                 112                  56
     Interest expense                                (113)                (63)               (247)               (177)
     Exchange rate variance                            (7)                 --                  (4)                 --
     Other income (expense)                             2                  --                   2                  (1)
                                             ------------        ------------        ------------        ------------

           Total other expense                        (82)                (18)               (137)               (122)
                                             ------------        ------------        ------------        ------------

LOSS FROM CONTINUING OPERATIONS
     BEFORE PROVISION FOR INCOME TAXES               (249)             (1,718)             (2,605)             (5,641)
     Provision for income taxes                        --                  --                  --                  --
                                             ------------        ------------        ------------        ------------
LOSS FROM CONTINUING OPERATIONS                      (249)             (1,718)             (2,605)             (5,641)
INCOME FROM DISCONTINUED OPERATIONS
     (including gain on disposal of $1,689)            --               1,701                  --               1,706
                                             ------------        ------------        ------------        ------------

NET LOSS                                     $       (249)       $        (17)       $     (2,605)       $     (3,935)
                                             ============        ============        ============        ============

NET LOSS PER COMMON SHARE:
     Basic and diluted
     Loss from continuing operations         $       (.02)       $       (.24)       $       (.18)       $       (.84)
     Income (Loss) from discontinued
       operations                                    (.00)                .24                (.00)                .25
                                             ------------        ------------        ------------        ------------
     Total                                   $       (.02)       $       (.00)       $       (.18)       $       (.59)
                                             ============        ============        ============        ============
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
     Basic and diluted                         14,966,916           7,073,599          14,791,191           6,713,113
                                             ============        ============        ============        ============

                         The accompanying notes are an integral part of these financial statements.

                                         SIMTEK CORPORATION
                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (unaudited)
                                        (Amounts in thousands)
                                                                               Nine Months Ended September 30,
                                                                               -------------------------------
                                                                                   2006               2005
                                                                                ----------          --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                    $(2,605)           $(3,935)
     Income from discontinued operations                                              --                (17)
     Adjustments to reconcile net loss to net cash used in operating
         Activities:
         Depreciation and amortization                                               361                326
         Expense related to stock options                                            417                 --
         Issuance of common stock per compensation
              agreements                                                              53                139
         Expense related to issuance of warrants                                      --                  5
         Gain from discontinued operations                                            --             (1,689)
         Amortization of non-competition agreement                                 1,339                 --
         Net change in allowance accounts                                            577                 64
         Deferred financing fees                                                      37                 12
         Changes in assets and liabilities:
          (Increase) decrease in:
              Accounts receivable                                                 (3,687)             1,447
              Inventory                                                           (3,799)               575
              Prepaid expenses and other                                             282               (163)
          Increase (decrease) in:
              Accounts payable                                                       461               (366)
              Accrued expenses                                                       996                663
                                                                                 -------            -------
         Net cash used in operating activities of continuing operations           (5,568)            (2,939)
         Net cash provided by operating activities of discontinued operations         --                104
                                                                                 -------            -------
         Net cash used in operating activities                                    (5,568)            (2,835)
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of equipment and furniture, net                                       (914)              (207)
     Proceeds from discontinued operations, net                                       --              1,867
     Purchase of certain assets from ZMD                                            (116)                --
                                                                                 -------            -------
     Net cash provided by (used in) investing activities of
       continuing operations                                                      (1,030)             1,660
     Net cash used in investing activities of discontinued operations                 --                (36)
                                                                                 -------            -------
     Net cash provided by (used in) investing activities                          (1,030)             1,624
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on capital lease obligation                                            (13)               (37)
     Receipts from restricted cash                                                   200                 --
     Funds received from December 2005 equity financing, net                       1,874                 --
     Warrants issued for license rights                                            1,478                 --
     Equity financing, net                                                            --              3,944
     Transfer to restricted investment                                                --             (3,200)
     Proceeds from sale of common stock                                               --                108
     Payments from restricted investment                                             306                355
     Funds received from September 2006 equity financing, net                      4,515                 --
     Exercise of stock options                                                        78                197
                                                                                 -------            -------
         Net cash provided by financing activities                                 8,438              1,367
                                                                                 -------            -------
Effect of exchange rate changes on cash                                               47                 --
                                                                                 -------            -------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                            1,887                156
CASH AND CASH EQUIVALENTS, beginning of period                                     1,766              2,147
                                                                                 -------            -------
CASH AND CASH EQUIVALENTS, end of period                                         $ 3,653            $ 2,303
                                                                                 =======            =======
Cash Paid for interest                                                           $   222            $   172
                                                                                 =======            =======
Warrants issued for debt issuance cost                                           $    53            $    --
                                                                                 =======            =======
Conversion of debentures                                                         $   300            $    --
                                                                                 =======            =======

             The accompanying notes are an integral part of these financial statements.

                                            5

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.   Basis of Presentation

     The consolidated financial statements include the accounts of Simtek and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. The financial statements included herein are presented in accordance with the requirements of Form 10-Q and consequently do not include all of the disclosures normally made in the registrant's annual Form 10-K filing. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report and Form 10-K and Annual Report and Form 10-K/A for Simtek Corporation ("Simtek" or the "Company") filed on April 7, 2006 and April 28, 2006, respectively for fiscal year 2005.

     In the opinion of management, the unaudited financial statements reflect all adjustments of a normal recurring nature necessary to present a fair statement of the results of operations for the respective interim periods. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

     On October 5, 2006, Simtek completed a 1 for 10 reverse stock split. All share and per share amounts have been restated to reflect the effect of the reverse stock split as if it had occurred as of the balance sheet date or as of the beginning of each fiscal period presented. In addition, on October 5, 2006, Simtek converted from a Colorado corporation to a Delaware corporation. This reincorporation had no effect on the consolidated financial statements.

     Stock-Based Compensation
     ------------------------

     Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standard 123(R) "Share-Based Payment" ("SFAS 123(R)") using the modified prospective transition method. In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 "Share-Based Payment" ("SAB 107") in March, 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. Under the modified prospective transition method, compensation cost recognized in the three and nine month periods ending September 30, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted beginning January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In accordance with the modified prospective transition method, results for prior periods have not been restated.

     The adoption of SFAS 123(R) resulted in stock compensation expense for the three months and nine months ended September 30, 2006 of $139,000 and $417,000, respectively to loss from continuing operations and loss before income taxes. The Company did not recognize a tax benefit from the stock compensation expense because the Company considers it is more likely than not that the related deferred tax assets, which have been reduced by a full valuation allowance, will not be realized. The following table summarizes the effects of the share-based compensation resulting from the application of SFAS No. 123(R) to options granted under the Company's stock option plan.

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                    Three Months              Nine Months
                                                                        Ended                    Ended
                                                                  September 30, 2006        September 30, 2006
                                                                  ------------------        ------------------

(In thousands except per share amounts)
Research and development                                               $      43                 $     129
Sales and marketing                                                           20                        60
General and administrative                                                    76                       228
                                                                       ---------                 ---------
Share-based compensation effect on loss from continuing
     operations before provision for income taxes                      $     139                 $     417
Provision for income taxes                                                     -                          -
                                                                       ---------                 ----------
Net share-based compensation effects on net loss                       $     139                 $     417
                                                                       =========                 =========

Share-based compensation effects on basic and diluted loss
     per common share                                                  $     .01                 $      .03
                                                                       =========                 ==========
Share-based compensation effects on cash flow from
     operations                                                        $     139                 $     417
                                                                       =========                 =========

     The Black-Scholes option-pricing model was used to estimate the option fair values. The option-pricing model requires a number of assumptions, of which the most significant are expected stock price volatility and the expected option term (the amount of time from the grant date until the options are exercised or expire). Expected volatility was calculated based upon actual historical stock price movements over the most recent periods ending September 30, 2006 equal to the expected option term. In accordance with SFAS No. 123(R), the Company adjusts share-based compensation on a quarterly basis for changes to the estimate of expected forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. The effect of forfeiture adjustments in the three and nine months ended September 30, 2006 was insignificant. The expected option term was calculated using the "simplified" method permitted by SAB 107.

     SFAS 123(R) requires tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options ("excess tax benefits") to be classified and reported as both an operating cash outflow and a financing cash inflow upon adoption of SFAS 123(R). As discussed in Note 7 - Taxes from the Company's report on Form 10-K for the period ending December 31, 2005, as a result of the Company's net operating losses, the excess tax benefits that would otherwise be available to reduce income taxes payable have the effect of increasing the Company's net operating loss carry forwards. Accordingly, because the Company is not able to realize these excess tax benefits, such benefits have not been recognized in the condensed statement of cash flow for the nine months ended September 30, 2006.

Pro-Forma Stock Compensation Expense for the three and nine months Ended September 30, 2005

     Prior to January 1, 2006, as permitted under the SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounted for its stock-based compensation in accordance with the provisions of Accounting Principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense was recorded on the date of grant if the current market price of the underlying stock exceeded the exercise price. Certain pro forma net loss and EPS disclosures for employee stock option grants are included below as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method. Had compensation cost been determined based on the fair value at the grant dates for awards under employee stock based compensation plans consistent with the fair value method for the three and nine months ending September 30, 2005, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below.

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                                                         Three Months              Nine Months
                                                                      Ended September 30,      Ended September 30,
                                                                      -------------------      -------------------
                                                                             2005                    2005
                                                                             ----                    ----
(In thousands except per share amounts)
Net loss as reported                                                    $       (17)            $    (3,935)
     Add: Stock based compensation included in reported
     Net loss                                                                     -                       -
     Deduct: Fair value of stock based compensation                            (363)                 (1,091)
                                                                        ------------            ------------
     Proforma net loss                                                  $      (380)            $    (5,026)
                                                                        ============            ============

Net loss as reported - basic and diluted                                $     (.00)             $     (.06)
Proforma net loss - basic and diluted                                   $     (.01)             $     (.07)

     In accordance with the modified prospective transition method of SFAS 123(R), the prior comparative quarterly results have not been restated.

Stock Options as of the three and nine month periods ended September 30, 2006

     The Company adopted a Non-Qualified Stock Option Plan in 1994, as amended, that authorizes 2,060,000 non-qualified stock options that may be granted to directors, employees, and consultants. The plan permits the issuance of non-statutory options and provides for a minimum exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. The maximum term of options granted under the plan are 10 years and options granted to employees expire three months after the termination of employment. In 2004, the Non-Qualified Stock Option Plan was extended for 10 more years.

     The following table summarizes stock options outstanding and changes during the nine months ended September 30, 2006:

                                                                                  Outstanding Options
                                                             ---------------------------------------------------------------
                                                                                                    Weighted
                                                                                                    Average
                                                                                                   Remaining
                                                                                    Weghted       Contractual     Aggregate
                                                                                    Average           Term        Intrinsic
                                                             Number of Shares    Exercise Price    (in years)      Value(1)
                                                             ----------------    --------------   ------------    ----------
Options outstanding at January 1, 2006...................         796,937            $6.20
  Granted................................................         428,585             3.46
  Exercised..............................................         (40,583)           (1.89)                          $ 68

  Cancelled or forfeited.................................         (31,678)           (9.46)
                                                                ---------            -----
Options outstanding at September 30, 2006................       1,153,261            $5.21            4.068
                                                                =========            =====            =====          ====
Options exercisable at September 30, 2006................         568,095            $6.34            4.068          $ 68
                                                                =========            =====            =====          ====

- ----------------

(1) Represents the difference between the exercise price and the value of Simtek stock at the time of exercise.

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



Stock options outstanding and currently exercisable at September 30, 2006 are as follows:


                        Outstanding                                              Exercisable
- ------------------------------------------------------------------     ------------------------------
                                  Weighted Average
                  ------------------------------------------------

                                     Remaining      Weighted                            Weighted
                     Number      Contractual Life    Average               Number        Average
Exercise Price    Outstanding       in Months       Exercise Price     Exercsisable   Exercise Price
- --------------    -----------    ----------------   --------------     ------------   --------------
$1.40-$3.50         369,426             48            $   2.94            110,197        $   2.41

$3.65-$6.00         456,189             58            $   4.48            191,147        $   4.48

$6.20-$9.00         222,912             54            $   6.57            162,017        $   6.56

$11.25-$15.00        82,234             28            $  12.37             82,234        $  12.37

$15.30-$19.00        22,500             55            $  17.77             22,500        $  17.77
                  ---------                                               -------

                  1,153,261                                               568,095
                  =========                                               =======


     Total estimated unrecognized compensation cost from unvested stock options as of September 30, 2006 was approximately $1.5 million, which is expected to be recognized over the next four years.

     The weighted average per share fair value of stock options granted during the three months ending September 30, 2006 and 2005 were $3.00 and $2.30, respectively. The weighted average per share fair value stock options granted during the nine months ending September 30, 2006 and 2005 were $2.30 and $3.70, respectively. The fair value was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

                                                Three Months Ended                 Nine Months Ended
                                                   September 30,                      September 30,
                                                2006           2005                2006         2005
                                               ---------------------              -------------------
         Volatility                            79.38%       85.28%                80.22%       84.32%
         Expected option term                  5 years      4 years               4.80 years   4 years
         Risk-free interest rate               5.33%        4.00%                 5.02%        3.75%
         Expected dividend yield                 0%           0%                    0%           0%

     Modifications of Stock Options Granted

     In May 2005, the Company accelerated vesting of certain unvested and out-of-the-money stock options previously awarded to employees and officers. Because the price of the Company's common stock was $5.70 on the day of acceleration, the options, which are exercisable at $6.20 and above, had no economic value on the date of acceleration. As a result of the acceleration, options to purchase approximately 170,000 shares of Simtek common stock are now exercisable. Options held by non-employee directors were excluded from the vesting acceleration.

     Non-competition Agreement
     -------------------------

     In December 2005, the Company entered into a non-competition agreement with Zentrum Mikroelektronik Dresden AG ("ZMD") as part of the acquisition of ZMD's nvSRAM product line. The Company assigned a value of $8,910,000 to the non-competition agreement in December 2005. The value assigned to the

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


non-competition agreement is being amortized on a straight-line basis over its five-year life. The Company recorded an expense for the amortization of approximately $1,339,000 to sales and marketing for the nine months ended September 30, 2006.

     Goodwill
     --------

     Goodwill represents the excess of the total amount paid to ZMD for the nvSRAM assets acquired on December 30, 2005 and the fair value assigned to specific assets. This amount will not be amortized, but will be reviewed for impairment on a periodic basis. As of September 30, 2006 no impairment of value has been recorded.

     Accumulated other comprehensive income (loss)
     ---------------------------------------------

     The functional currency for Simtek GmbH is the local currency, the Euro. Assets and liabilities for this foreign subsidiary are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the period. Translation gains or losses are included within shareholders' equity as part of accumulated other comprehensive income (loss). As of September 30, 2006, the Company recorded approximately $80,000 in comprehensive income.

2.   Liquidity

     During the three and nine months ended September 30, 2006 and the twelve months ended December 31, 2005, the Company incurred net losses from continuing operations of approximately $249,000, $2,605,000 and $7,490,000, respectively and has an accumulated deficit of $48,795,000 as of September 30, 2006. The Company was also not in compliance with its debentures throughout 2005 and the first nine months of 2006, but was successful in obtaining waivers through October 1, 2007 from the debenture holders. The Company has working capital of approximately $9,923,000 as of September 30, 2006.

     The Company operates in a volatile industry, whereby its average selling prices and product costs are influenced by competitive factors. Furthermore, the Company continues to incur significant research and development costs for product development. These factors create pressures on sales, costs, earnings and cash flows, which will impact liquidity.

     On September 21, 2006, the Company raised gross proceeds of $4,555,000 in a private placement. The Company issued 1,153,171 shares of our common stock at a per share price of $3.95 and 172,981 warrants to purchase common stock. The warrants have a per share exercise price of $5.40 and a five-year term. The Company anticipates using the proceeds for general working capital and to produce silicon wafers to support revenue growth. The shares have been included in the Consolidated Balance Sheet as Temporary Equity, because of the potential penalties associated with the Registration Rights Agreement.

3.   Recent Accounting Pronouncements

     In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is expected to have an immaterial impact on the Company's consolidated financial position, results of operations or cash flows.

     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("FAS 157"). This Statement defines fair value as used in numerous accounting pronouncements, establishes a

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The Statement is to be effective for the Company's financial statements issued in 2008; however, earlier application is encouraged. The Company is currently evaluating the timing of adoption and the impact that adoption might have on its financial position or results of operations.

     In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 108 ("SAB 108"). Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The Company does not believe SAB 108 will have a material impact on its financial position or results from operations.

     In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments ("SFAS 155"), which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. The statement also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. We do not expect the adoption of SFAS 155 to have an impact on our results of operations or financial condition.

4.   Revenue Recognition

     Revenue Recognition - Product sales revenue is recognized when a valid purchase order has been received with a fixed price and the products are shipped to customers FOB origin (Colorado Springs, Colorado or Dresden, Germany), including distributors. Based on historic business with the majority of the Company's customers and, in the case of new customers, the Company is reasonably assured that collectibility on our shipments will occur. Customers receive a one-year product warranty and sales to distributors are subject to a limited product exchange program and a price protection in the event of changes in the Company's product price. The Company provides a reserve for possible product returns, product price protection and warranty costs at the time the sale is recognized. The Company has a detailed procedure to ensure that its estimates for reserves are reasonable and reliable. The reserve for product returns is based on the actual inventory value of the Company's semiconductor products held by its distributors. The Company's distributors are permitted to rotate up to 5% of their stock every six months with the stipulation that they must submit a replacement order of equal dollar value to the stock that they are returning. The reserve for price protection is used when the Company authorizes special pricing to one of its distributors for a specific customer. To date, the estimates have not been materially different from the credits the Company has issued under these reserves.

     Revenue from royalties related to non-refundable prepaid royalty payments is recognized upon receipt. Revenue from royalties related to sales of products by license partners is recognized upon the notification to us of shipment of product from the Company's technology license partners to direct customers.

5.   Inventories

     The Company records inventory using the lower of cost (first-in, first-out) or market. Inventory at September 30, 2006 and December 31, 2005 included:

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                         September 30, 2006    December 31, 2005

     (In thousands)
     Raw Materials                            $      51            $      33
     Work in progress                             4,011                1,096
     Finished Goods                               1,932                1,056
                                              ---------            ---------
                                                  5,994                2,185
     Less reserves for excess inventory            (600)                (117)
                                              ---------            ----------
                                              $   5,394            $   2,068
                                              =========            =========


6.   Line of Credit

     On June 2, 2006, the Company secured a $3.6 million revolving line of credit by entering into an Account Purchase Agreement (the "Agreement") with Wells Fargo Bank, National Association ("Wells Fargo"). Pursuant to the Agreement, the Company may sell up to $3.6 million of eligible accounts receivable to Wells Fargo. Advances are limited to 80% of the eligible receivables. The amount actually collected on any receivable by Wells Fargo that is beyond the advance will be forwarded to the Company, less certain discounts and fees retained by Wells Fargo (including a minimum fee of $7,500 per month for the term of the Agreement). To secure the Company's obligations under the Agreement, the Company granted Wells Fargo a security interest in certain of the Company's property. The Agreement has a term of two years, but may be terminated at any time by the Company upon 60 days' written notice. As of September 30, 2006, the Company had financed receivables with Wells Fargo for approximately $917,000.

7.   Convertible Debentures

     On July 1, 2002, the Company received funding of $3,000,000 in a financing transaction with Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth Investment Trust PLC and US Special Opportunities Trust PLC. RENN Capital Group, Inc. is the agent for the RENN investment funds. One of the Company's directors holds the position of Senior Vice President of RENN Capital Group. The $3,000,000 funding consists of convertible debentures with a 7-year term at a 7.5% per annum interest rate. Each fund equally invested $1,000,000. The holder of the debenture shall have the right, at any time, to convert all, or in multiples of $100,000, any part of the Debenture into fully paid and nonassessable shares of Simtek Corporation common stock. The debentures were originally convertible into Simtek common stock at $3.12 per share, which was in excess of the market price per share on July 1, 2002. At March 31, 2006, the Company was not in compliance with two of the covenants set forth in the loan agreement. In order to obtain a waiver for the covenants, the Company issued the debenture holders a total of 5,000 warrants for receipt of the waiver. Through September 30, 2006, the Company was not in compliance with two of the covenants set forth in the loan agreement. These covenants relate to the interest coverage ratio and debt to equity ratio. On November 10, 2006, the Company received a waiver for the two covenants through October 1, 2007. However, significant variances in future actual operations from the Company's current estimates could result in the reclassification of this note to current liabilities. The Convertible Debentures allows for an adjustment in the conversion price, if the Company issues Common Stock in connection with an equity financing, where the sale price is less than the conversion price of $3.12. This occurred in December 2005 in connection with the common stock sale of $11,000,000 at a price of $1.60 per share. Pursuant to the terms of the 2002 convertible debentures, the Company agreed with the RENN Capital Group that the conversion price would be reduced to $2.20 per share. Based on the conversion rate of $2.20 per share, each RENN investment fund is entitled to 409,091 shares upon conversion.

     On June 28, 2005, the Company received a waiver from the debenture holders extending until July 1, 2006 the commencement date for principal payments of the $3 million aggregate principal amount. The original terms of the debentures required the Company to make monthly principal payments of $10 per $1,000 of the then remaining principal amount, beginning on June 28, 2005. The Company will

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


still be required to make interest payments. Under the terms of the waiver, monthly principal payments of $13.33 per $1,000 of the then remaining outstanding principal amount were to commence on July 1, 2006. The final maturity date remains as June 28, 2009. As consideration for the extension, the Company has issued to the debenture holders warrants to purchase 20,000 shares of Simtek common stock at $5.00 per share, a premium to the market price on the date of the waiver. The Company estimated the value of the warrants at the time of grant, using the Black Scholes option-pricing model, to be approximately $62,000. The Company recognized $12,000 as additional interest expense for the nine months ending September 30, 2006. On July 24, 2006, each of the debenture holders converted $100,000 of the amount due into 45,455 shares of the Company's common stock in lieu of the Company making the principal payment it was required to make on July 1, 2006.

8.   Non-Refundable Prepaid Royalties

     On March 24, 2006, the Company entered into a License and Development Agreement with Cypress pursuant to which, among other things, Cypress agreed to license certain intellectual property from the Company to develop and manufacture standard, custom and embedded nvSRAM products and Cypress has agreed to pay to the Company $4,000,000 in non-refundable pre-paid royalties of which $2 million was paid upon signing of the agreement and $1 million was paid on June 30, 2006 and $1 million will be paid on December 31, 2006. In addition, the Company licensed rights to use certain intellectual property from Cypress for use in its products. As part of the License and Development Agreement, the Company agreed to issue Cypress warrants to purchase 2 million shares of the Company's common stock for $7.50 per share. The warrants have a ten year life. The warrants will be issued upon receipt of each of the prepaid royalty amounts. As of September 30, 2006, the Company had received $3,000,000 from Cypress in pre-paid royalties, in exchange for which the Company has issued warrants to purchase 1.5 million shares of common stock. The value of the warrants issued of $1,482,000 was determined by an independent valuation firm and has been recorded as an increase in additional paid in capital. The net balance of the non-refundable prepaid royalties of $1,035,000 for the March 31, 2006 payment and $483,000 for the June 30, 2006 payment were recognized as revenue at the time the payments were received.

9.   Geographic Concentration

     Sales of the Company's semiconductor products by location for the three month and nine month periods ended September 30, 2006 and 2005 were as follows:

                            Three Months Ended                Nine Months Ended
                               September 30,                    September 30,
                               -------------                    -------------
                          2006             2005             2006           2005
                          ----             ----             ----           ----

     United States          29%             29%              23%            27%
     Europe                 23%             20%              27%            19%
     Far East               41%             43%              42%            44%
     All Others              7%              8%               8%            10%
                          -----           -----            -----          -----
                           100%            100%             100%           100%
                          =====           =====            =====          =====

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


10.  Accumulated Other Comprehensive Income (Loss)

     Accumulated other comprehensive income (loss) net of tax is as follows:


                                                  Foreign Currency
                                               Translation Adjustment

         Balance at January 1, 2006                  $       -
         Current period change                              80
                                                     ---------
         Balance September 30, 2006                  $      80
                                                     =========

11.      Discontinued Operation

     On August 30, 2005, the Company, along with the Company's wholly-owned subsidiary, Q-DOT, Inc. ("Q-DOT"), entered into an Asset Purchase Agreement with Hittite Microwave Corporation ("Hittite") and a wholly-owned subsidiary of Hittite, HMC Acquisition Corporation ("HMC Acquisition"), whereby substantially all of the assets of Q-DOT were sold to HMC Acquisition in exchange for a cash payment of approximately $2.2 million. The Company realized a net gain of approximately $1,689,000. In addition, Hittite assumed certain future obligations of Q-DOT, including obligations related to Q-DOT's real estate lease and certain software license agreements. Incident to the Asset Purchase Agreement, the parties also entered an Escrow Agreement, whereby $200,000 of the purchase price was placed in escrow for one year to secure certain indemnification obligations of Simtek and Q-DOT. In addition, the parties entered into a Confidentiality, Non-Disclosure and Restrictive Covenant Agreement, whereby, among other things, Simtek and Q-DOT agreed not to compete against Hittite and HMC Acquisition for a period of four years with respect to certain businesses relating to Q-DOT's operations. On September 1, 2006, the Company received the $200,000 that was placed in the escrow account.

     In accordance with SFAS No. 144, the consolidated financial statements of the Company have been recast to present this business as a discontinued operation. Accordingly, the revenues, the costs and expenses and assets and liabilities of the discontinued operation have been excluded from the respective captions in the accompanying Consolidated Statements of Operations and Consolidated Balance Sheets. In addition, certain of the Notes to the Consolidated Financial Statements have been recast for all periods to reflect the discontinuance of this operation.

                               SIMTEK CORPORATION


ITEM 2 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis in this quarterly report on Form 10-Q is intended to provide greater details of the results of operations and financial condition of our Company. The following discussion should be read in conjunction with our condensed consolidated financial statements and notes thereto and other financial data included elsewhere herein. Certain statements under this caption constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The reader should not place undue reliance on these forward looking statements for many reasons including those risks discussed in this document. In addition, when used in this quarterly report, the words "believes," "anticipates," "expects," "plans," "intends" and similar expressions are intended to identify forward-looking statements. Forward-looking statements and statements of expectations, plans and intent are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements, as a result, among other things, of changes in technology, customer requirements and needs. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures. Our accounting policies are discussed in Note 1 of the Notes to Consolidated Financial Statements included in our 2005 Form 10-K. The estimates used by us are based upon our historical experiences combined with our understanding of current facts and circumstances. Certain of our accounting polices are considered critical as they are both important to the portrayal of our financial condition and the results of our operations and require significant or complex judgments on our part. We believe that the following represent the critical accounting policies of Simtek as described in Financial Reporting Release No. 60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, which was issued by the Securities and Exchange Commission: inventories; deferred income taxes; allowance for doubtful accounts; and, allowance for sales returns.

     Product sales revenue is recognized when a valid purchase order has been received with a fixed price and the products are shipped to customers FOB origin (Colorado Springs, Colorado or Dresden, Germany), including distributors. Based on historic business with the majority of our customers and, in the case of new customers, we are reasonably assured that collectibility on our shipments will occur.

     Revenue from royalties related to non-refundable prepaid royalty payments is recognized upon receipt. Revenue from royalties related to sales of products by license partners is recognized upon the notification to us of shipment of product from our technology license partners to direct customers and collectibility is reasonable assured.

     The allowance for doubtful accounts reflects a reserve that reduces customer accounts receivable to the net amount estimated to be collectible. Estimating the credit worthiness of customers and the recoverability of customer accounts requires management to exercise considerable judgment. In estimating uncollectible amounts, we consider factors such as industry specific economic conditions, historical customer performance and anticipated customer performance. While we believe our processes to be adequate to effectively quantify our exposure to doubtful accounts, changes in industry or specific customer conditions may require us to adjust our allowance for doubtful accounts.

                               SIMTEK CORPORATION



     We record an allowance for sales returns as a net adjustment to customer accounts receivable. The allowance for sales returns consists of two separate segments, distributor stock rotation and distributor price reductions. When we record the allowance, the net method reduces customer accounts receivables and gross sales. Generally, we calculate the stock rotation portion of the allowance based upon actual reported distributor inventory levels. The contracts we have with certain of our distributors generally allow them to return to us 5% percent of their inventory every 6 months, in exchange for inventory that better meets their demands. At times, our distributors reduce the selling price of a specific device in order to meet competition related to a specific end customer program, which we support through a credit back to the distributor for that specific program. When this occurs, we record an allowance for potential credit that our distributors will be requesting. This allowance is based on approved pricing changes, inventory affected and historical data. We believe that our processes to adequately predict our allowance for sales returns are effective in quantifying our exposures due to industry or specific customer conditions.

     We record an allowance that directly relates to the warranty of our products for one year. The allowance for warranty return reduces our gross sales. This allowance is calculated by looking at annual revenues and historical rates of our products returned due to warranty issues. While we believe this process adequately predicts our allowance for warranty returns, changes in the manufacturing or design of our product could materially affect valuation of our warranties.

     The valuation of inventories involves complex judgments on our part. Excess finished goods inventories are a natural component of market demand of semiconductor devices. We continually evaluate and balance the levels of inventories based on sales projections, current orders scheduled for future delivery and historical product demand. While certain finished goods items will sell out, quantities of other finished goods items will remain. These finished goods are reserved as excess inventory. We believe we have adequate controls with respect to the amount of finished goods inventories that are anticipated to become excess. While we believe this process produces a fair valuation of inventories, changes in general economic conditions of the semiconductor industry could materially affect valuation of our inventories.

     We assess the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant under-performance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in our use of the assets. Recoverability of assets that will continue to be used in our operations is measured by comparing the carrying amount of the assets to our estimate of the related future net cash flows. If the asset's carrying amount is not recoverable through the related cash flows, the asset is considered to be impaired. The impairment is measured by the difference between the asset's carrying amount and its fair value, based on the best information available, including market prices or discounted cash flows.

     Goodwill represents the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired in the acquisition of the nvSRAM assets from ZMD. Goodwill is required to be tested for impairment. This assessment requires estimates of future revenue, operating results and cash flows, as well as estimates of critical valuation inputs such as discount rates, terminal values and similar data. We will continue to perform periodic and annual impairment analyses of goodwill. As a result of such impairment analyses, impairment charges may be recorded and may have a material adverse impact on our financial position and operating results. Additionally, we may make strategic business decisions in future periods which impact the fair value of goodwill, which could result in significant impairment charges. There can be no assurance that future goodwill impairments will not occur.

     We have recorded a valuation allowance on deferred tax assets. Future operations may change our estimate in connection with potential utilization of these assets.

                               SIMTEK CORPORATION



Overview

     Total revenue for the three and nine months ended September 30, 2006 was $8.3 million and $21.0 million, respectively, including $1.5 million of royalty revenue for the nine months ended September 30, 2006. Total unit shipments of our semiconductor memory products increased in both the three and nine month periods compared to the 2005 periods. Our net product revenue was $8,251,000 and $19,436,000 for the three and nine months ended September 30, 2006, respectively, up from $2,412,000 and $7,591,000 for the comparable periods of 2005, an approximate 242% and 156% increase, respectively. This increase was due primarily to increased product demand and the addition of revenue from customers previously serviced by ZMD prior to the acquisition of the nvSRAM product line from ZMD in December 2005.

     Increased operating expenses had an impact on our profitability for the three and nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005. The increase in operating expenses includes non-cash charges of $446,000 and $1,339,000 for amortization of the non-compete agreement with ZMD and $139,000 and $417,000 for expenses related to employee stock options, for the three and nine months ended September 30, 2006, respectively. Operating expenses also included first-time operating expenses of $580,000 and $1,074,000 for our European subsidiary, Simtek GmbH, for the three and nine months ended September 30, 2006, respectively.

     Simtek reported a net loss for the three months ended September 30, 2006 of $249,000. However, excluding the amortization of the non-compete agreement with ZMD of $446,000 and expense related to stock options of $139,000, Simtek achieved a net profit of $317,000 for the quarter. This non-GAAP measure of financial performance is important because it highlights the progress Simtek has made in improving its operating results. The non-GAAP results are also directly comparable to the third quarter of 2005 in which Simtek posted a loss from continuing operations of $1,718,000.

Results of Operations:

     Revenues

     The following table sets forth our net revenues for semiconductor devices by product markets for the three and nine months ended September 30, 2006 and 2005 (in thousands):

                                            Three Months Ended                      Nine Months Ended
                                               September 30,                          September 30,
                                       ------------------------------        ------------------------------
                                         2006       2005     Variance          2006       2005     Variance
                                         ----       ----     --------          ----       ----     --------
      Commercial                       $ 7,754    $  2,171    $ 5,583        $17,736    $ 6,387     $11,349
      High-end industrial and
       military                            497         241    $   256        $ 1,700    $ 1,204     $   496
                                       -------    --------    -------        -------    -------     -------

      Total Semiconductor
       Revenue                         $ 8,251    $  2,412    $ 5,839        $19,436    $ 7,591     $11,845
                                       =======    ========    =======        =======    =======     =======

     Commercial revenues include revenue generated from our 0.8-micron products built from silicon wafers received from Chartered Semiconductor or purchased as finished units from ZMD, and from our 0.25-micron products built from silicon wafers received from Dongbu Electronics (DBE). Commercial revenues increased by $5,583,000 and $11,349,000 for the three and nine months ended September 30, 2006 as compared to the three and nine months ended September 30, 2005. As stated previously, this increase was due primarily to increased unit demand and the addition of revenue from customers previously serviced by ZMD prior to the acquisition of the nvSRAM product line from ZMD in December 2005.

                               SIMTEK CORPORATION




     High-end industrial and military product revenues accounted for an increase of approximately $256,000 and $496,000 for the three and nine months ended September 30, 2006 as compared to the same period in 2005. The increase was due to the addition of new customer demand for our products and increased pricing to certain of our customers for industrial and military products.

The following table sets forth the unit volumes for each period in thousands of units:

                                            Three Months Ended                      Nine Months Ended
                                               September 30,                          September 30,
                                       ------------------------------        ------------------------------
                                         2006       2005     Variance          2006       2005     Variance
                                         ----       ----     --------          ----       ----     --------

       0.8 micron 256K devices          1,551        407       1,144          4,076      1,153      2,923
       0.25 micron devices                178         37         141            269         73        196
       Other devices                      469        166         303          1,187        571        616
                                        -----       ----       -----          -----      -----      -----

       Total Units                      2,198        610       1,588          5,532      1,797      3,735
                                        =====       ====       =====          =====      =====      =====

     One distributor and two direct customers accounted for approximately 36% and 28% of our revenue for the three and nine months ended September 30, 2006, respectively. Products sold to distributors are sold without material recourse. Distributors sell our products to various end customers. If this distributor was to terminate its relationship with us, we believe that there would not be a material impact on our product sales, as we believe that we would be able to service these various end customers through other distributors.

Cost of Sales and Gross Profit

     We recorded cost of sales of $4,979,000 and $13,016,000 for the three and nine months ended September 30, 2006, respectively as compared to $1,807,000 and $5,490,000 for the comparable periods in 2005. The resulting product gross margin percentages for the three and nine months ended September 30, 2006 were 40% and 33%, respectively and 25% and 28% for the three and nine months ended September 30, 2005, respectively. The overall improvement in gross margin percentages is due to: (i) increased volume; (ii) higher overall average selling prices; and (iii) continued cost reductions in the 1 megabit device. We expect to see gross margins increase in the next several quarters, as average selling prices continue to increase, unit costs for all 0.25 micron devices continues to be reduced, and the benefits of moving final test operations offshore to more cost effective locations.

Research and Development

     In order to maintain our growth, we must continue to invest in new product development and to increase the percentage of the overall nvRAM market that our products serve. In July 2006, we completed full qualification of the 1 megabit device with real time clock and the 0.25 micron 256 kilobit device both with and without the real time clock feature. Thus all of our 0.25 micron based products are fully qualified. We anticipate that we will continue to invest in the next several months in continued cost reductions, yield enhancements, and back end test efficiencies.

     In May 2005, we began joint development of our next generation nvSRAM product family, in conjunction with Cypress, pursuant to the terms of the May 5, 2005 development agreement. This new product family will be based on Cypress' 0.13-micron "S8" process and we expect it will include memory densities up to and beyond 4-megabits. In the first half of 2006 we achieved our third major

                               SIMTEK CORPORATION



milestone under the development agreement, as scheduled. For the three and nine months ended September 30, 2006, we recognized expenses related to the Cypress development of $0 and $642,000, respectively. In 2005, the expense was $564,000 and $612,000 for the three and nine month periods, respectively.

     As part of our strategic product development activities, on March 24, 2006, Simtek entered into a License and Development Agreement with Cypress which expands the agreement the two companies signed in May 2005. Under the terms of the new agreement:

     o Cypress will retain the right to include nvSRAM functionality on future programmable system-on-chip (PSoC(TM)) and customized integrated circuits originally granted in the May 2005 agreement, now with clearly defined royalty payments to Simtek for the use of its SONOS-based nvSRAM intellectual property;

     o Simtek is granted the right to use certain intellectual property of Cypress in developing future generation nvSRAM products, including the jointly developed 0.13u SONOS-based CMOS process, advanced SRAM intellectual property, design-related intellectual property, design-for-manufacturability know-how and other intellectual property related to Cypress' advanced CMOS manufacturing processes and procedures;

     o Simtek and Cypress agree to broad manufacturing support terms that will provide Simtek with a range of industry-leading manufacturing skills and know-how to enable cost-effective manufacturing of leading-edge SONOS nvSRAMs;

     o Simtek and Cypress will extend the deployment of Simtek's proprietary nvSRAM technology, and work to establish SONOS as the preferred technology for high reliability, high endurance, and scaleable non-volatile products at 65nm and below;

     o Simtek and Cypress will jointly develop and market a family of products utilizing Simtek's patented SONOS-based non-volatile technology for production using Cypress's advanced manufacturing processes.

     Upon signing the agreement, Simtek received $2 million from Cypress. Simtek also received an additional payment of $1 million on June 30, 2006 and will receive an additional payment of $1 million on December 31, 2006. The agreement also calls for Simtek to issue warrants to Cypress to purchase a total of 2 million shares of its common stock, 1 million of which were already issued upon the execution of the agreement, 500,000 of which were issued on June 30, 2006 upon the payment by Cypress of certain royalties and 500,000 of which are expected to be issued on December 31, 2006 upon the payment by Cypress of certain royalties. The warrants have, or will have, an exercise price of $7.50 per share. Simtek believes that this new agreement will accelerate the timing of expanding nvSRAM adoption in new markets and shorten future product development cycle time. Please read Note 8 to the Condensed Consolidated Financial Statements for a discussion of the accounting treatment for the transactions related to this agreement.

     Total research and development expenses were $1,351,000 and $4,578,000 for the three and nine months ended September 30, 2006, respectively, as compared to $1,572,000 and $4,697,000 for the three and nine months ended September 30, 2005, respectively.

     The $221,000 decrease for the three month period was primarily due to a decrease in product development costs of $641,000 which included decreased costs related to the joint development with Cypress discussed previously. The decrease was offset by an increase in payroll related costs of $252,000, including the engineering staff at Simtek GmbH and expenses related to stock options, equipment related expenses of $148,000 and travel of $17,000 for engineers traveling to and from Simtek GmbH. The decrease in product development costs was due to the timing of costs related to the joint development with Cypress

     The $119,000 decrease for the nine month period was primarily due to a decrease of $768,000 for the charges related to the development of our .25

                               SIMTEK CORPORATION




micron product that we incurred in 2005 and a decrease of $61,000 related to contract services. These decreases were partially offset by increases in payroll related costs of $571,000, and travel of $72,000.

General and Administration

     Total general and administration expenses were $838,000 and $2,595,000 for the three and nine months ended September 30, 2006, respectively, as compared to $412,000 and $1,759,000, respectively, for the same periods in 2005.

     The $426,000 increase for the three month period was primarily due to increases in payroll related costs of $80,000, accounting and legal expenses of $215,000, contract services of $14,000, travel of $28,000 and other miscellaneous expenses of $89,000. The increases in audit and legal expenses and contract services were primarily related to costs incurred for our securities related work. The increase in payroll related costs were related to increased headcount in both our Colorado Springs and Germany offices and expenses related to stock option grants.

     The $836,000 increase for the nine month period was primarily due to increases of $498,000 in payroll related costs, $363,000 in legal and audit fees, contract services of $81,000, travel of $103,000, bad debt expense of $30,000 and other miscellaneous expenses of $81,000. The increases were partially offset by a decrease of $320,000 in one-time costs related to separation and employment agreements that were incurred in the first six months of 2005. The increases in legal and audit fees and contract services were primarily related to expenses related to our shareholder meeting, securities related work and the license agreement entered into with Cypress in March 2006. The increases in payroll and payroll overhead costs were due to increased headcount in both our Colorado Springs and Germany offices and for the expenses related to stock option grants.

Sales and Marketing

     Total sales and marketing expenses were $1,250,000 and $3,233,000 for the three and nine months ended September 30, 2006, respectively, as compared to $321,000 and $1,164,000, respectively, for the same periods in 2005.

     The increases for the three and nine month periods were due to the amortization of the non-compete agreement discussed in Note 1 to the Condensed Consolidated Financial Statements of $446,000 and $1,339,000, increase in payroll related costs of $310,000 and $523,000, respectively, and an increase in sales commissions of $146,000 and $181,000, respectively. The increase in payroll related costs were directly related to increased headcount and the increase in sales commissions was related to the higher revenue.

Loss from Continuing Operations

     We recorded a net loss, from continuing operations, of $249,000 and $2,605,000 for the three and nine months ended September 30, 2006, respectively, as compared to $1,718,000 and $5,641,000 for the three and nine months ended September 30, 2005, respectively. The decreases of $1,469,000 and $3,036,000 for the three and nine month periods reflect the revenue and expense items discussed above.

Liquidity and Capital Resources

     As of September 30, 2006, we had a net working capital of $9,923,000 as compared to a net working capital of $3,591,000 as of December 31, 2005.

                               SIMTEK CORPORATION




     On September 21, 2006, we raised gross proceeds of $4,555,000 in a private placement. We issued 1,153,171 shares of our common stock at a per share price of $3.95 and 172,981 warrants to purchase common stock. The warrants have a per share exercise price of $5.40 and a five-year term. We anticipate using the proceeds for general working capital and to produce silicon wafers to support revenue growth. The shares have been included in the Consolidated Balance Sheet as Temporary Equity, because of the potential penalties associated with the Registration Rights Agreement.

     As discussed previously, on March 24, 2006, we entered into a License and Development Agreement with Cypress pursuant to which, among other things, Cypress has agreed to license certain intellectual property from us to develop and manufacture standard, custom, and embedded nvSRAM products. Cypress agreed to pay to Simtek royalties across all products they develop and sell which include intellectual property licensed from Simtek. We agreed to license from Cypress certain of their intellectual property for use in our design efforts. We agreed with Cypress to co-develop certain nvSRAM products and Cypress has agreed to pay us $4 million in nonrefundable prepaid royalties, $2 million of which was received at the time the contract was executed. On June 30, 2006, we received the second installment of $1,000,000 and the remaining $1 million is scheduled to be paid on December 31, 2006. In addition, we agreed with Cypress to work together to develop new products and processes. Please read Note 8 to the Condensed Consolidated Financial Statements for a discussion of the accounting treatment for the transactions related to this agreement.

     Cash flows used in operating activities from continuing operations for the nine months ended September 30, 2006 were $5,568,000 compared to $2,939,000 in the same period in 2005, an increase of $2,629,000. The net increase is primarily due to investment in working capital to support revenue growth. The key components of the cash (uses) and sources in working capital are as follows, in thousands of dollars:

                              2006        2005      Change
                            --------    --------   --------
Accounts receivable         $(3,687)    $ 1,447    $(5,134)
                                        $
Inventory                   $(3,799)    $   575    $(4,374)
Accounts payable            $   466     $  (366)   $   832


     The increase in working capital was partially off set by the reduction in net loss for the 2006 period of $2.6 million from $3.9 million in the 2005 period, the amortization of the non-compete agreement in 2006 of $1.3 million and the $1.7 million gain from discontinued operations in the 2005 period.

     Cash flows used in investing activities from continuing operations increased for the nine months ended September 30, 2006 by approximately $2,690,000 as compared to the same period in 2005. The increase was primarily the result of the purchase of equipment and furniture for our facility in Germany and test equipment for our research and development, which was offset by proceeds from discontinued operations of $1.9 million recorded in the 2005 period.

     The increase of $7,071,000 in cash flows provided by financing activities from continuing operations was primarily due to the net proceeds from our September 2006 equity financing of $4.55 million, the value assigned to the warrants issued to Cypress under the License and Development Agreement and receipt of funds related to the sale of common stock completed on December 30, 2005, for which some funds were received on January 3, 2006.

                               SIMTEK CORPORATION




Short-term liquidity.

     Our unrestricted cash balance at September 30, 2006 was $3,653,000.

     Our future liquidity will depend on our revenue growth and our ability to generate cash flow from operations. Through December 31, 2006, we expect to spend approximately $4,000,000, for operating expenses and working capital. We expect to meet these cash needs from cash generated by operations, the funds still due to us from Cypress under the Joint Development and License Agreement, and from our existing cash reserves and credit facility with Wells Fargo. Management believes that the current cash reserves and additional cash generated from operations will be sufficient to meet the cash flow needs for at least the next twelve months.

Long-term liquidity.

     The Company has experienced significant revenue growth over the nine months ended September 30, 2006 and expects that growth trend to continue for the foreseeable future. With the improved financial results and current cash and credit reserves, management believes that it has sufficient capital to meet its operating cash requirements. However, should the company identify possible strategic opportunities, it may need to raise additional capital to exploit such opportunities. While the Company has no specific plans, management is constantly looking for new strategic product and technology opportunities that may provide significant revenue growth in the future.

                               SIMTEK CORPORATION



ITEM 3   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial and commodity market prices and rates. We are exposed to market risk in the areas of changes in United States interest rates and changes in foreign currency exchange rates as measured against the United States dollar. These exposures are directly related to our normal operating activities. We currently have no derivative financial instruments.

     Interest payable on our convertible debentures is fixed at 7.5% over the term of the debentures. As such, changes in interest rates will not affect future expenses or cash flows.

     We manage interest income by investing our excess cash in cash equivalents bearing variable interest rates, which are tied to various market indices. We do not believe that near-term changes in interest rates will result in a material effect on future earnings, fair values or cash flows.

     We do not speculate in the foreign exchange market and do not manage exposures that arise in the normal course of business related to fluctuations in foreign currency exchange rates by entering into offsetting positions through the use of foreign exchange forward contracts.

     Average selling prices of our products have not increased significantly as a result of inflation during the past several years, primarily due to intense competition within the semiconductor industry. The effect of inflation on our costs of production has been minimized through improvements in production efficiencies. We anticipate that these factors will continue to minimize the effects of any foreseeable inflation and other price pressures within the industry and markets in which we participate.

                               SIMTEK CORPORATION



ITEM 4   CONTROLS AND PROCEDURES

(a) Evaluation of disclosure controls and procedures.

Harold Blomquist, who serves as the Company's chief executive officer, and Brian Alleman, who serves as the Company's chief financial officer, after evaluating the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by this quarterly report (the "Evaluation Date") concluded that as of the Evaluation Date, the Company's disclosure controls and procedures were effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported as specified in the SEC's rules and forms and to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is accumulated and communicated to our management to allow timely decisions regarding required disclosure.

(b) Changes in internal control over financial reporting.

There were no changes in the Company's internal control over financial reporting during the three months ended September 30, 2006, that have materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

                               SIMTEK CORPORATION



PART II. OTHER INFORMATION

Item 1.    Legal Proceedings -None

Item 1A. Risk Factors - The following new risk factors (each of which has been previously disclosed) represent material changes from the old risk factors set forth in Simtek's 10-K:

--------------------------------------------------------------  ------------------------------------------------------------
                       Old Risk Factor                                              New Risk Factor
--------------------------------------------------------------  ------------------------------------------------------------
LIMITED OPERATING CAPITAL AND ABILITY TO RAISE ADDITIONAL       OUR LIMITED OPERATING CAPITAL AND OUR ABILITY TO RAISE
MONEY MAY HARM OUR ABILITY TO DEVELOP AND MARKET PRODUCTS       ADDITIONAL MONEY MAY HARM OUR ABILITY TO DEVELOP AND MARKET
                                                                OUR PRODUCTS AS AS WELL AS SUPPORT FUTURE REVENUE GROWTH

     We require significant capital for product development,         To date, we have required significant capital for product
subcontracted production, and marketing.  We have funded        development, subcontracted production and  marketing. We have
these needs from the sale of products, the sale of product      funded these from the sale of products, the sale of product
and technology licenses, from royalties, as well as             and technology licenses and from royalties as well as from
from the sale of our convertible debt and equity                the sale of our convertible debt and equity securities.
securities.
                                                                     In recent months, we have experienced significant
     We have not seen any significant increase in product       revenue growth. In order to support that growth, we must
sales in the past year and gross margins are less than          order more silicon wafers than we have historically. The
anticipated.  Our cash requirements have been difficult to      cash required for inventory purchases, including silicon
meet. We cannot guarantee that we will be able to achieve an    wafers, has been greater than the cash generated from
increase in product sales and gross margins. We may need        sales. Therefore, our cash requirements have been
more capital in the future to develop new products. We are      difficult to maintain. We may need more capital in the
not sure that we will be able to raise more capital on          future to develop new products and support higher revenue.
reasonable terms, if at all. If we cannot, then we may not      We cannot guarantee that we will be able to raise more
be able to develop and market new products. The development,    capital on reasonable terms, if at all. If we cannot, then
subcontracted production and marketing of existing products     we may not be able to purchase  adequate amounts of inventory
may also suffer, causing our financial position and stock       to support revenue growth or to develop and market new
price to deteriorate.                                           products, causing our financial position and stock price
                                                                to deteriorate.

-------------------------------------------------------------- ------------------------------------------------------------
WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE THE ASSETS
ACQUIRED FROM ZMD ON DECEMBER 30, 2005                         [Intentionally Omitted (i.e., risk factor deleted)]

     On December 30, 2005, we closed our acquisition from ZMD of certain intellectual property and assets related to ZMD's nvSRAM product line. We may be unable to integrate successfully into our operations the assets acquired from ZMD, including:
     o by a failure to gain customer agreement to purchase products from us or to qualify our designs or processes;
     o by a failure to coordinate international operations, relationships and facilities, which may be subject to additional constraints imposed by geographic distance, local laws and regulations; and
     o by a failure to implement and maintain uniform standards, internal controls, business processes, procedures, policies and information systems.

     Our failure to meet any of these challenges could
cause us to fail to realize any accretive benefits of
the acquisition of the assets from ZMD and could seriously
harm our results of operations.
-------------------------------------------------------------- ------------------------------------------------------------


                                       25


                               SIMTEK CORPORATION



-------------------------------------------------------------- ------------------------------------------------------------
WE MAY BE UNABLE TO RETAIN AN EFFECTIVE FOCUS IN OUR
INDUSTRY OR RETAIN CUSTOMERS FOLLOWING THE ACQUISITION OF      [Intentionally Omitted (i.e., risk factor deleted)]
ASSETS FROM ZMD

     The challenges to us as a result of the acquisition of certain intellectual property and assets from ZMD on December 30, 2005 include:
     o communicating a strategic vision to the market regarding us and executing on that strategic vision;
     o implementing sales and marketing efforts to effectively communicate to customers our capabilities;
     o overcoming possible concerns of certain customers about not having two sources of supply for the products they previously purchased from both ZMD and us;
     o gaining acceptance from former ZMD customers for our designs, products or processes; and
     o overcoming any perceived adverse changes in business focus, including demonstrating to customers that the acquisition of certain assets from ZMD will not result in an adverse change in customer service standards or business focus and helping customers conduct business easily with us going forward.

     The failure to meet any of these challenges could seriously hinder our plans for product development as well as business and market expansion following the acquisition of certain intellectual property and assets from ZMD.

-------------------------------------------------------------- ------------------------------------------------------------
                                                                    The Registration Rights Agreement entered into as
[Intentionally Omitted (i.e., risk factor did not exist)]      part of the September 21, 2006 Securities Purchase
                                                               Agreement amounting to $4,555,000 contained a provision
                                                               whereby the investors therein would receive certain
                                                               amounts of penalty shares if certain procedures are not
                                                               followed or an effective Registration Statement is not
                                                               maintained for the shares purchased by, and the shares
                                                               issuable under the warrants issued to, the investors. The
                                                               penalties are 2% of the shares purchased for each month
                                                               that a breach occurs. We cannot assure you that we will be able to follow the required procedures or obtain or
                                                               maintain such effective Registration Statement.

-------------------------------------------------------------- ------------------------------------------------------------
                                                               OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW MAY
[Intentionally Omitted (i.e., risk factor did not exist)]      OPERATE AS ANTI-TAKEOVER PROTECTIONS AND THUS MAY
                                                               DISCOURAGE TAKEOVER ATTEMPTS AND/OR DEPRESS THE MARKET
                                                               PRICE OF OUR COMMON STOCK

                                                                    We have opted to be governed, in our Delaware certificate
                                                               of incorporation, by Section 203 of the Delaware General
                                                               Corporation Law, which provides for a three-year moratorium on certain business combination transactions with "interested stockholders" (generally, persons who beneficially own
-------------------------------------------------------------- ------------------------------------------------------------



                                       26


                               SIMTEK CORPORATION


-------------------------------------------------------------- ------------------------------------------------------------
                                                               15% or more of the corporation's outstanding voting stock).
                                                               Although we believe that Section 203 will encourage any
                                                               potential acquirer to negotiate with our board of directors,
                                                               Section 203 also might have the effect of limiting the
                                                               ability of a potential acquirer to make a two-tiered bid
                                                               for the company in which all stockholders would not be treated equally. In addition, Section 203 gives the board the power to reject a proposed business combination in certain circumstances, even though a potential acquirer may be offering a substantial premium for our common stock over the then-current market price.
                                                               Section 203 would also discourage certain potential acquirers who are unwilling to comply with its provisions.

                                                                     Because a proposed amendment to our certificate of
                                                               incorporation may not be submitted to a vote of shareholders without the approval of the board of directors, amending or removing any provisions in our certificate of incorporation that have anti-takeover effects requires the consent of the board of directors, which in turn may have anti-takeover
                                                               effects.

-------------------------------------------------------------- ------------------------------------------------------------
                                                               THE REVERSE SPLIT MAY NOT RESULT IN AN INCREASE IN THE
[Intentionally Omitted (i.e., risk factor did not exist)]      STOCK PRICE AND MAY NOT LEAD TO ANY OF THE BENEFITS
                                                               (INCLUDING QUALIFICATION FOR LISTING ON AMEX OR THE NASDAQ
                                                               CAPITAL MARKET) THAT WE INTENDED IN DECIDING TO EFFECT
                                                               SUCH REVERSE SPLIT

                                                                    There can be no assurance that the total market
                                                               capitalization of our common stock (the aggregate value of all our common stock at the then market price) will not drop back below the total market capitalization before the
                                                               reverse split, that the per share market price of our common stock will not drop back below the per share market price
                                                               before the reverse split or that the per share market price of our common stock will increase to (or once increased to, remain at) a price that is inversely proportionate to the
                                                               one-for-ten reduction in the number of shares of common
                                                               stock outstanding before the reverse split.

                                                                    The per share market price of our common stock may
                                                               not be high enough to attract institutional investors or
                                                               investment funds or to satisfy the investing guidelines
                                                               of such investors and, consequently, the trading liquidity of our common stock may not improve. In addition, the per
                                                               share market price of our common stock may not be high
                                                               enough to allow us to comply with the initial listing
                                                               requirements of the NASDAQ Capital Market or the American
                                                               Stock Exchange. Even if the per share market price of our
                                                               common stock is sufficiently high for purposes of the initial listing requirements, we cannot guarantee you that we will be able to satisfy the other requirements for listing on the
                                                               NASDAQ Capital Market or the American Stock Exchange, which requirements include, among other things, a minimum number of shares that must be in the public float and a minimum
                                                               number of round lot holders.

-------------------------------------------------------------- ------------------------------------------------------------

                               SIMTEK CORPORATION


Item 2.   Unregistered Sales of Equity Securities and Use of Proceeds - None

Item 3.   Defaults upon Senior Securities - None

Item 4.   Submission of Matters to a Vote of Security Holders - None

Item 5.   Other Information - None

Item 6.   Exhibits

          10.1 Securities Purchase Agreement, dated as of September 21, 2006, by and between Simtek Corporation and each purchaser identified on the signature pages thereto (the "Purchasers"), incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on September 25, 2006.

          10.2 Securities Purchase Agreement, dated as of September 21, 2006, by and between Simtek Corporation and each Purchaser, incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on September 25, 2006.

          10.3 Form of Stock Purchase Warrant, dated as of September 21, 2006, by and between Simtek Corporation and each Purchaser, incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on September 25, 2006.

          31.1 Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 of Principal Executive Officer

          31.2 Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 of Principal Financial Officer

          32.1 Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 of Principal Executive Officer

          32.2 Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 of Principal Financial Officer

                               SIMTEK CORPORATION



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  SIMTEK CORPORATION
                                  (Registrant)



November 14, 2006                 By: /s/Harold Blomquist
                                      ----------------------------------
                                      HAROLD BLOMQUIST
                                      Chief Executive Officer, President




November 14, 2006                 By: /s/Brian Alleman
                                      ----------------------------------
                                      BRIAN ALLEMAN
                                      Chief Financial Officer

                                                                    Exhibit 31.1

                                 CERTIFICATIONS

I, Harold Blomquist, certify that:

1.   I have reviewed this Quarterly Report on Form 10-Q of Simtek Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.



Date: November 14, 2006

                                           /s/Harold Blomquist
                                           -------------------------------------
                                           Harold Blomquist
                                           Chief Executive Officer and President

                                                                    Exhibit 31.2

                                 CERTIFICATIONS

I, Brian Alleman, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Simtek Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


Date: November 14, 2006

                                           /s/ Brian Alleman
                                           -------------------------------------
                                           Brian Alleman
                                           Chief Financial Officer

                                                                    Exhibit 32.1

             CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND PRESIDENT
                       PURSUANT TO 18 U.S.C. SECTION 1350,
      AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     I, Harold Blomquist, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report of Simtek Corporation on Form 10-Q for the quarterly period ended September 30, 2006 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Simtek Corporation.



 /s/Harold Blomquist
-------------------------------------
Harold Blomquist
Chief Executive Officer and President

November 14, 2006

                                                                    Exhibit 32.2

                    CERTIFICATION OF CHIEF FINANCIAL OFFICER
                       PURSUANT TO 18 U.S.C. SECTION 1350,
      AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     I, Brian Alleman, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report of Simtek Corporation on Form 10-Q for the quarterly period ended September 30, 2006 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Simtek Corporation.



 /s/Brian Alleman
-------------------------------------------
Brian Alleman
Chief Financial Officer

November 14, 2006

================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 8-K12G3


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): October 4, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)



          Delaware                   0-19027                    84-1057605
(State or other jurisdiction       (Commission                 (IRS Employer
     of incorporation)             File Number)              Identification No.)




              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                    (Address of Principal Executive Offices)


                                 (719) 531-9444
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




================================================================================

Item 1.01  Entry into a Material Definitive Agreement.

Conversion / Plan of Conversion

     On October 4, 2006, Simtek Corporation, a Colorado corporation ("Simtek-Colorado") adopted a Plan of Conversion (the "Plan") pursuant to which Simtek-Colorado converted (the "Conversion"), effective October 5, 2006, under Colorado and Delaware law, into a Delaware corporation named "Simtek Corporation" ("Simtek-Delaware", together with Simtek-Colorado, is referred to herein as the "Company"). A copy of the Plan is included herewith as Exhibit 2.1 and is incorporated herein by reference. The form of the Plan should be reviewed for the complete set of terms and conditions relating thereto.

Item 3.03  Material Modifications to Rights of Security Holders.

Reverse Stock Split Ratio / Effect of Conversion

     As disclosed in the Company's Current Report on Form 8-K filed July 10, 2006 (the "July 10 Form 8-K"), on June 29, 2006, at the 2006 Annual Meeting of Shareholders (the "Annual Meeting"), the Company shareholders approved a proposal providing for a reverse split of the issued and outstanding common stock of the Company at a specific conversion ratio to be later determined at the discretion of the Board of Directors of the Company (the "Board") within a predetermined range that was approved at the Annual Meeting.

     On September 5, 2006, pursuant to the authority granted by the shareholders of the Company, the Board approved a one-for-ten conversion ratio for the reverse split of the issued and outstanding common stock of the Company.

     As described in Item 1.01 above, on October 5, 2006, Simtek-Colorado reincorporated from Colorado into Delaware through the Conversion as contemplated under the provisions of the Plan. Upon the effectiveness of the Conversion, as provided in the Plan, (i) each issued and outstanding ten (10) shares of the common stock, par value $0.01 per share, of Simtek-Colorado (the "Colorado Common Stock") automatically, without the surrender of stock certificates or any further action on the part of the holder or the payment of any additional consideration, were combined and converted into one (1) validly issued, fully paid, and nonassessable share of the common stock, par value $0.0001 per share, of Simtek-Delaware (the "Delaware Common Stock"); and (ii) each option, warrant, convertible debenture, or other right to acquire shares of Colorado Common Stock was converted into and became an equivalent option, warrant, convertible debenture, or other right to acquire a number of shares of Delaware Common Stock equal to one (1) share of Delaware Common Stock for every ten (10) shares of Colorado Common Stock covered by such security at an exercise price per share of Delaware Common Stock equal to ten (10) times the exercise price applicable to a share of Colorado Common Stock covered by any such Simtek-Colorado option, warrant, or stock acquisition right immediately prior to the Conversion and otherwise on the same terms and conditions applicable to such security.

     Pursuant to the provisions of the Plan, the Company did not issue fractional shares with respect to the Conversion and any fractional shares of Delaware Common Stock that would otherwise have been issued as a result of the Conversion were rounded up to the nearest whole share. Following the Conversion, each previously issued and outstanding share of Colorado Common Stock was cancelled, retired, and ceased to exist.

     Each outstanding stock certificate, option, warrant, convertible debenture, or other instrument representing shares of Colorado Common Stock continues to represent the number of shares of Delaware Common Stock into which such shares of Colorado Common Stock converted. However, stockholders of the Company will be required to undertake an exchange of their Simtek-Colorado stock certificates for Simtek-Delaware stock certificates pursuant to instructions from the Company or its transfer agent.

     Simtek-Delaware's Certificate of Incorporation, Bylaws, and the specimen stock certificate for shares of Delaware Common Stock, which documents are included herewith as Exhibits 3.1, 3.2, and 4.1, respectively and are incorporated herein by reference, will now govern the rights of holders of what, prior to the Conversion, was Simtek-Colorado's common stock. After the Conversion, Delaware corporate law is generally applicable in the determination of the rights of stockholders under state corporate laws.

     The Colorado Common Stock was registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). By virtue of the operation of Rule 12g-3 under the Exchange Act, the shares of Delaware Common Stock are deemed automatically registered under Section 12(g) of the Exchange Act. Simtek-Delaware will continue to be subject to the reporting requirements of Section 13 of the Exchange Act in the same manner as Simtek-Colorado had been subject to such requirements immediately prior to the reincorporation.

     As of the effective date of the Conversion, the Company ceased to exist under Colorado law but continued to exist as a Delaware corporation. The Conversion effects a change in the legal domicile of the Company. The Conversion will not result in any significant change in the Company's business, management, employees, fiscal year, assets, or liabilities, will not cause the principal executive offices or other facilities of the Company to be moved, and will not result in any relocation of management or other employees. As disclosed in the July 10 Form 8-K, the holders of a majority of the outstanding shares of the common stock of Simtek-Colorado approved the reincorporation and reverse split on June 29, 2006, at the Annual Meeting.

Description of Capital Stock

     The Company is authorized to issue, pursuant to its Delaware Certificate of Incorporation, 30,000,000 shares of Delaware Common Stock and 200,000 shares of preferred stock, par value $0.0001 per share. The following is a summary of the material terms of the Company's capital stock. The Company's Certificate of Incorporation and Bylaws should be referred to for more detailed information and are incorporated herein by reference.

Common Stock

     Each share of Delaware Common Stock entitles its record holder to one vote on all matters to be voted on by the stockholders of the Company. When a quorum is present at any meeting of stockholders, a plurality of the stockholders shall decide the election of directors and a majority of the stockholders shall decide any other question, unless the question is one upon which Delaware law, the Certificate of Incorporation or the Bylaws require a different vote.

     The Board consists of five directors, all of whom are elected annually at the annual meeting of stockholders, and is not classified. No provision of the Company's Certificate of Incorporation or Bylaws provides for cumulative voting in the case of the election of directors or on any other matter.

     Each holder of Delaware Common Stock is entitled to share pro rata in any dividends paid on the Delaware Common Stock in funds legally available for that purpose, when, as and if declared by the Board in its discretion. The shares of Delaware Common Stock have no preferred dividend rights or any conversion, redemption, or other rights, or any rights to payment from any sinking or similar fund. The shares of Delaware Common Stock also do not have any preemptive, subscription, or other similar rights. There are no restraints in the Certificate of Incorporation or Bylaws of the Company on the right of holders of shares of Delaware Common Stock to sell or otherwise alienate their shares of stock in the Company. There are no provisions in the Certificate of Incorporation or Bylaws of the Company providing for any calls or assessments against holders of shares of Delaware Common Stock or discriminating against any existing or prospective holder of shares of Delaware Common Stock as a result of such security holder owning a substantial amount of securities. Upon liquidation, dissolution, or winding up of the Company, each holder of shares of

Delaware Common Stock will be entitled to receive a pro rata share of the assets of the Company, after payment of all the Company's debts and liabilities and subject to any applicable liquidation or other payments owed to preferred stockholders.

     The Company's common stock is currently traded on the Over-the-Counter Bulletin Board (OTCBB) under the trading symbol "SMTE".

Preferred Stock

     The shares of preferred stock of the Company are not designated by series, and there are no currently outstanding shares of preferred stock. The Company may issue preferred stock from time to time in one or more series. The Board is authorized, without the approval of existing stockholders, to authorize from time to time the issuance of one or more classes or series of preferred stock and to fix the designations, powers, preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to each such class or series of preferred stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by law. The issuance of preferred stock by our Board could dilute and harm the rights of the holders of our common stock. It could potentially be used to discourage attempts by others to obtain control of us through merger, tender offer, proxy contest, or otherwise by making such attempts more difficult to achieve or more costly.

Anti-Takeover Provisions

     The Company, as discussed in the preceding paragraph, may issue preferred stock from time to time in one or more series, pursuant to certain authority held by the Board, including the authority to fix the designations, powers, preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions of such preferred stock. The issuance of preferred stock may have the effect of making removal of management more difficult and delaying, deferring, or preventing a change in control of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

     Please see response to Item 3.03.

Item 9.01  Financial Statements and Exhibits.

     (d) Exhibits.

         Exhibit Number   Description
         --------------   -----------

              2.1 Plan of Conversion of Simtek Corporation, a Colorado corporation, into Simtek Corporation, a Delaware corporation, dated October 4, 2006.

              3.1 Certificate of Incorporation for Simtek Corporation, a Delaware corporation.

              3.2         Bylaws of Simtek Corporation, a Delaware corporation.

              4.1 Form of Common Stock Certificate of Simtek Corporation, a Delaware corporation.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   SIMTEK CORPORATION


                                   By: /s/ Brian Alleman
                                       ------------------------------------
                                       Brian Alleman, Secretary, Vice President,
                                       and Chief Financial Officer


October 10, 2006

                                  EXHIBIT INDEX


Exhibit Number     Description
--------------     -----------

     2.1 Plan of Conversion of Simtek Corporation, a Colorado corporation, into Simtek Corporation, a Delaware corporation, dated October 4, 2006.

     3.1 Certificate of Incorporation for Simtek Corporation, a Delaware corporation.

     3.2           Bylaws of Simtek Corporation, a Delaware corporation.

     4.1 Form of Common Stock Certificate of Simtek Corporation, a Delaware corporation.

                                                                     Exhibit 2.1

                              PLAN OF CONVERSION OF
                   SIMTEK CORPORATION, a Colorado corporation,
                                      INTO
                   SIMTEK CORPORATION, a Delaware corporation

     This PLAN OF CONVERSION (this "Plan"), dated as of October 4, 2006, is hereby adopted and approved by Simtek Corporation, a Colorado corporation ("Simtek-Colorado"), in order to set forth the terms, conditions and procedures governing the conversion of Simtek-Colorado into a Delaware corporation pursuant to Sections 7-90-201 and 7-90-202 of the Colorado Corporations and Associations Act (as amended, the "CCAA") and Section 265 of the Delaware General Corporation Law (as amended, the "DGCL").

     WHEREAS, Simtek-Colorado's board of directors has approved the Conversion (as defined below) and recommended the same to Simtek-Colorado's shareholders, and such shareholders have approved the Conversion, all in accordance with the CCAA and the Colorado Business Corporation Act.

     NOW, THEREFORE, Simtek-Colorado does hereby adopt this Plan to effectuate the conversion of Simtek-Colorado into a Delaware corporation as follows:

1. Conversion; Effect of Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the CCAA and the DGCL, including, without limitation, Sections 7-90-201 and 7-90-202 of the CCAA and Section 265 of the DGCL, Simtek-Colorado shall convert (referred to herein as the "Conversion") into a Delaware corporation named "Simtek Corporation" (referred to herein as "Simtek-Delaware") at the Effective Time (as defined below). Simtek-Delaware shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of Simtek-Delaware shall be deemed to have commenced on the date Simtek-Colorado commenced its existence in Colorado. Following the Conversion, Simtek-Delaware shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as Simtek-Colorado. Upon the Effective Time, all of the rights, privileges and powers of Simtek-Colorado, and all property, real, personal and mixed, and all debts due to Simtek-Colorado, as well as all other things and causes of action belonging to Simtek-Colorado, shall remain vested in Simtek-Delaware and shall be the property of Simtek-Delaware and the title to any real property vested by deed or otherwise in Simtek-Colorado shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of Simtek-Colorado shall be preserved unimpaired, and all debts, liabilities and duties of Simtek-Colorado shall remain attached to Simtek-Delaware and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of Simtek-Colorado, as well as the debts, liabilities and duties of Simtek-Colorado, shall not be deemed, as a consequence of the Conversion, to have been transferred to Simtek-Delaware for any purpose of the laws of the State of Delaware. The Conversion shall not be deemed to affect any obligations or liabilities of Simtek-Colorado incurred prior to the Effective Time or the personal liability of any person incurred prior thereto. Simtek-Colorado shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of Simtek-Colorado and shall constitute a continuation of the existence of Simtek-Colorado in the form of a Delaware corporation. Simtek-Colorado is the same entity as Simtek-Delaware.

2. Certificate of Conversion; Simtek-Delaware Charter Documents; Effective Time. The Conversion shall be effected by the filing with the Secretary of State of the State of Colorado of a duly executed Statement of Conversion meeting the requirements of Section 7-90-201 of the CCAA (the "Colorado Statement of Conversion") and the filing with the Secretary of State of the State of Delaware of: (a) a duly executed Certificate of Conversion meeting the requirements of
Section 265 of the DGCL (the "Delaware Certificate of Conversion"), and (b) a Certificate of Incorporation of "Simtek Corporation", substantially in the form of Exhibit A attached hereto (the "Certificate of Incorporation"). The Conversion shall be effective upon the date indicated in the Colorado Statement of Conversion, the Delaware Certificate of Conversion and the Certificate of Incorporation (the "Effective Time").

3. Governance and Other Matters Related to Simtek-Delaware.

     (a) Bylaws. At the Effective Time, the Bylaws of Simtek-Delaware shall be as set forth in Exhibit B attached hereto (the "Bylaws"), and shall be adopted as such by the Board of Directors of Simtek-Delaware.

     (b) Directors and Officers. The officers and directors of Simtek-Delaware immediately after the Effective Time shall be the officers and directors of Simtek-Colorado immediately prior to the Effective Time. Simtek-Colorado and, after the Effective Time, Simtek-Delaware and its Board of Directors, shall take any necessary actions to cause each of such individuals to be appointed as an officer and/or director, if necessary, of Simtek-Delaware, or to confirm such appointments.

4. Effect of the Conversion on the Common Stock of Simtek-Colorado. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of Simtek-Colorado, Simtek-Delaware or any common stock holder thereof, the common stock, par value $0.01 per share, of Simtek-Colorado (the "Colorado Common Stock") shall be converted as follows:

     (a) Conversion of Colorado Common Stock. Each issued and outstanding ten
(10) shares of Colorado Common Stock shall automatically, without the surrender of stock certificates or any further action on the part of the holder or the payment of any additional consideration, be combined and convert into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of Simtek-Delaware (the "Delaware Common Stock"). Simtek-Delaware shall not issue fractional shares with respect to the Conversion. Any fractional share of Delaware Common Stock that would otherwise be issued as a result of the Conversion will be rounded up to the nearest whole share. Following the Effective Time, all Colorado Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Colorado Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

     (b) Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Colorado Common Stock or options, warrants, convertible debentures or other securities of Simtek-Colorado shall be deemed for all purposes to evidence ownership of and to represent shares of Delaware Common Stock, or options, warrants, convertible debentures or other securities of Simtek-Delaware, as the case may be, into which the shares of Colorado Common Stock, or options, warrants, convertible debentures or other securities of Simtek-Colorado represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Simtek-Delaware or its transfer agent. Each holder of record of a stock certificate of Colorado Common Stock shall surrender such certificate or certificates to Simtek-Delaware or its transfer agent and, upon such surrender, receive in exchange therefor a new certificate or certificates evidencing and representing the number of shares of Delaware Common Stock to which such holder is entitled. Notwithstanding the foregoing, the registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise exchanged, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Delaware Common Stock, or options, warrants, purchase rights or other securities of Simtek-Delaware, if any, as the case may be, evidenced by such outstanding certificate, as above provided.

5. Filings, Licenses, Permits, Titled Property, Etc. As necessary, following the Effective Time, Simtek-Delaware shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation. As required or appropriate, following the Effective Time, all real, personal or intangible property of Simtek-Colorado which was titled or registered in the name of Simtek-Colorado shall be re-titled or re-registered, as applicable, in the name of Simtek-Delaware by appropriate filings and/or notices to the appropriate parties (including, without limitation, any applicable governmental agencies).

6. Further Assurances. If, at any time after the Effective Time, Simtek-Delaware shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in Simtek-Delaware its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Simtek-Colorado, or (b) to otherwise carry out the purposes of this Plan, Simtek-Delaware and its proper officers and directors (or their designees), are hereby authorized to solicit in the name of Simtek-Colorado any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of Simtek-Colorado all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of Simtek-Colorado, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Simtek-Colorado and otherwise to carry out the purposes of this Plan and the Conversion.

7. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board of Directors of Simtek-Colorado and, following the Effective Time, by the Board of

Directors of Simtek-Delaware, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of Simtek-Colorado or Simtek-Delaware, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The Board of Directors of Simtek-Colorado or the Board of Directors of Simtek-Delaware, as applicable, at any time and from time to time, may terminate, amend or modify this Plan.

8. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

9. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

10. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Colorado, without regard to the conflict of laws provisions thereof.



                            [Signature page follows]

     IN WITNESS WHEREOF, Simtek-Colorado has caused this Plan to be executed by its duly authorized representative as of the date first stated above.





SIMTEK CORPORATION, a Colorado corporation


By:     /S/  HAROLD BLOMQUIST
        -------------------------------------------------
Name:   Harold Blomquist
Title:  Chairman of the Board and Chief Executive Officer

                                    EXHIBIT A
                          CERTIFICATE OF INCORPORATION



                             [Intentionally Omitted]

                                    EXHIBIT B
                                     BYLAWS



                             [Intentionally Omitted]

                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                               SIMTEK CORPORATION


                                   ARTICLE I

     The name of this corporation is Simtek Corporation (the "Corporation").

                                   ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the "DGCL").

                                   ARTICLE IV

     The name of the Corporation's sole incorporator is Brian Alleman and his mailing address is 4250 Buckingham Dr. #100, Colorado Springs, CO 80907. The powers of the sole incorporator shall terminate upon the filing of this certificate of incorporation, and the names of the persons to serve as directors until the first annual meeting of stockholders or until successors are elected and qualify are:

     Harold A. Blomquist

     Ronald Sartore

     Alfred J. Stein

     Robert H. Keeley

     Robert C. Pearson

     The mailing address for each of the persons listed above is 4250 Buckingham Dr. #100, Colorado Springs, CO 80907.

                                   ARTICLE V

     The Corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 30,200,000, consisting of 30,000,000 shares of Common Stock, $0.0001 par value per share, and 200,000 shares of Preferred Stock, $0.0001 par value per share. The board of directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.

                                   ARTICLE VI

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

     Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VII

     The Corporation shall indemnify its officers and directors, and shall provide for advancement of the expenses of such persons, to the fullest extent provided by Section 145 of the DGCL. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) employees and agents of the Corporation (and any other persons to which state law permits the Corporation to provide indemnification). The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Bylaws, agreement, vote of stockholders or disinterested directors of otherwise.

     Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director, officer, agent, or employee of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VIII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

     Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE X

     The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

                                   ARTICLE XI

     Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

                                  ARTICLE XII

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.


                                  ARTICLE XIII

     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of
Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the

Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                  ARTICLE XIV

     The provision of Section 203 of the DGCL shall apply to the Corporation. This Article XIV shall be amended, altered or repealed only as provided in
Section 203 of the DGCL.

                                   ARTICLE XV

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

                                  ARTICLE XVI

     A delayed effective time and date for this Certificate of Incorporation hereby is requested and specified as being 2:01 a.m. (E.S.T.) on October 5, 2006.



                  [Remainder of Page Left Intentionally Blank]

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 3rd day of October, 2006.



                                       /S/  BRIAN ALLEMAN
                                       -----------------------------------------
                                       Brian Alleman
                                       Sole Incorporator

                                                                     Exhibit 3.2

                                     BYLAWS
                                       OF
                               SIMTEK CORPORATION


                                   ARTICLE I

                                     OFFICES

     Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

     Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     Section 1. All meetings of the stockholders shall be held at such place as may be fixed from time to time by the Board of Directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

     Section 2. Annual meetings of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. At each annual meeting, the stockholders shall elect directors to succeed those directors whose terms expire in that year and shall transact such other business as may properly be brought before the meeting.

     Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

     Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make available, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the corporation's principal executive offices. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

     Section 5. Special meetings of the stockholders, for any purpose or purposes, may only be called by the President, the Chairman of the Board, or a majority of the Board of Directors.

     Section 6. Unless otherwise required by law, written notice of a special meeting of the stockholders stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

     Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

     Section 8. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, either the President, the Chairman of the Board, or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 9. When a quorum is present at any meeting, the vote of the holders of a plurality of the stock having voting power present in person or represented by proxy shall decide the election of directors and the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any other question brought before such meeting, unless the question is one upon which by express provision of applicable statute or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

     Section 10. Unless otherwise provided in the certificate of incorporation, each stockholder of record shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after eleven (11) months from its date, unless the proxy provides for a longer period.

     Section 11. Nominations for election to the Board of Directors must be made by the Board of Directors or by a committee appointed by the Board of Directors for such purpose or by any stockholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Nominations by stockholders must be preceded by notification in writing received by the Secretary of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within thirty (30) days before or after such anniversary date or in the event of a special meeting of stockholders called for the purpose of electing directors, notification by the stockholder must be received by the Secretary of the corporation not later than the close of business on the tenth day following the day on which the corporation's notice of the date of the meeting is first given or made to the stockholders or disclosed to the general public (which disclosure may be effected by means of a publicly available filing with the Securities and Exchange Commission), whichever occurs first. Such notification shall contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee:

         (a) the name, age, residence address, and business address of each proposed nominee and of each such person;

         (b) the principal occupation or employment, the name, type of business and address of the corporation or other organization in which such employment is carried on of each proposed nominee and of each such person;

         (c) the class and number of shares of stock of the corporation owned beneficially, either directly or indirectly, by each proposed nominee and each such person;

         (d) a description of any arrangement or understanding of each proposed nominee and of each such person with each other or any other person regarding future employment or any future transaction to which the corporation will or may be a party; and

         (e) any other information required by the Securities Exchange Act of 1934, as amended.

     The presiding officer of the meeting shall have the authority to determine and declare to the meeting that a nomination not preceded by notification made in accordance with the foregoing procedure shall be disregarded.

     Section 12. At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the corporation who is a stockholder of record at the time of giving of the notice provided for in this Bylaw, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Bylaw.

     For business (other than nominations for election to the Board of Directors, which are governed by Section 11 above) to be properly brought before any meeting by a stockholder pursuant to clause (c) above of this Section 12, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be received by the Secretary of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within thirty
(30) days before or after such anniversary date or in the event of a special meeting of stockholders, notification by the stockholder must be received by the Secretary of the corporation not later than the close of business on the tenth day following the day on which the corporation's notice of the date of the meeting is first given or made to the stockholders or disclosed to the general public (which disclosure may be effected by means of a publicly available filing with the Securities and Exchange Commission), whichever occurs first. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business, and (e) any other information required by the Securities Exchange Act of 1934, as amended.

     Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 12. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this Section 12, and if such person should so determine, such person shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 12.

     Section 13. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed, the record date shall be the close of business on the day next preceding the date on which the notice of the meeting is given, or if the notice is waived, then the close of business on the day next preceding the date on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

                                  ARTICLE III

                                    DIRECTORS

     Section 1. The number of directors of this corporation that shall constitute the whole Board of Directors shall be not less than five (5) nor more than nine (9), with such actual number being determined by resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.

     Section 2. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors even if less than a quorum. A director elected to fill a vacancy shall be elected for the unexpired term of his/her predecessor in office, and shall hold such office until his/her successor is duly elected and shall qualify. Any directorship to be filled by reason of an increase in the number of directors beyond the range authorized in these bylaws shall be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting, or at a special meeting of stockholders called for that purpose. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders and until his/her successor shall have been elected and shall qualify. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

     Section 3. The business of the corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

                       MEETINGS OF THE BOARD OF DIRECTORS

     Section 4. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

     Section 5. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at such time, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

     Section 6. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

     Section 7. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President on twenty four (24) hours' notice to each director by phone, fax or electronic mail; special meetings shall be called by the Chairman of the Board, the President or Secretary in like manner and on like notice on the written request of a majority of the Board of Directors unless the Board of Directors consists of only one (1) director, in which case special meetings shall be called by the Chairman of the Board, the President or Secretary in like manner and on like notice on the written request of the sole director.

     Section 8. At all meetings of the Board of Directors a majority of the directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     Section 9. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or the electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

     Section 10. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

                             COMMITTEES OF DIRECTORS

     Section 11. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation or such higher number of directors as may be required by law or the standards of any stock exchange on which shares of the corporation are listed. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Committees may include, without limitation, an executive committee, audit committee, compensation committee, nominating committee and governance committee.

     In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

     Section 12. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

                            COMPENSATION OF DIRECTORS

     Section 13. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation.

                                   ARTICLE IV

                                     NOTICES

     Section 1. Whenever, under the provisions of the statutes or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice (except as provided in Section 7 of Article III of these bylaws), but such notice may be given, without limiting the manner by which notice may otherwise be given, (i) by a form of electronic transmission that satisfies the requirements of the General Corporation Law of the State of Delaware (the "General Corporation Law") and has been consented to by the stockholder to whom notice is given, and such notice shall be deemed to be given at the time sent to the stockholder or (ii) in writing, by mail, addressed to such director or stockholder, at his/her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telephone, electronic mail, telegram or facsimile.

     Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver thereof by electronic transmission by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE V

                                    OFFICERS

     Section 1. The officers of the corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary. The Board of Directors may elect from among its members a Chairman of the Board. The Board of Directors may also choose one or more vice-presidents, assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these bylaws otherwise provide, except that the same person may not simultaneously hold the offices of President and Secretary.

     Section 2. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

     Section 3. The salaries of all officers of the corporation shall be fixed by the Board of Directors or any committee established by the Board of Directors for such purpose. The salaries of agents of the corporation shall, unless fixed by the Board of Directors, be fixed by the Chief Executive Officer, President or any vice-president of the corporation.

     Section 4. The officers of the corporation shall hold office until their successors are chosen and qualify or until their earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors but such removal shall be without prejudice to the contract rights of the person so removed. Election or appointment of an officer or agent shall not, of itself, create contract rights.

                            THE CHAIRMAN OF THE BOARD

     Section 5. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he/she shall be present. He/she shall have and may exercise such powers as are, from time to time, assigned to him/her by the Board of Directors and as may be provided by law.

                             CHIEF EXECUTIVE OFFICER

     Section 6. The Chief Executive Officer, if any, shall serve as the chief executive officer of the corporation and shall have general and active management authority with respect to the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect; subject, however, to the right of the directors to delegate specific powers, except those exclusively conferred by statute on the Chief Executive Officer, to any other officers of the corporation. The Chief Executive Officer shall, in the absence of the Chairman of the Board, preside at all meetings of the stockholders and the Board of Directors.

     Section 7. The Chief Executive Officer shall be authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

                        THE PRESIDENT AND VICE-PRESIDENTS

     Section 8. The President shall, in the absence of the Chairman of the Board and the Chief Executive Officer, preside at all meetings of the stockholders and the Board of Directors. In the absence of the Chief Executive Officer, the President shall have general and active management authority with respect to the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect; subject, however, to the right of the directors to delegate specific powers, except those exclusively conferred by statute on the Chief Executive Officer or President, to any other officers of the corporation. The President shall perform other duties commonly incident to the office and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

     Section 9. The President or any vice president shall be authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

     Section 10. In the absence of the President or in the event of his/her inability or refusal to act, the vice-president, if any, (or in the event there be more than one vice-president, the vice-presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The vice-presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                      THE SECRETARY AND ASSISTANT SECRETARY

     Section 11. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He/she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he/she shall be. He/she shall have custody of the corporate seal of the corporation and he/she, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his/her signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his/her signature.

     Section 12. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his/her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                           THE CHIEF FINANCIAL OFFICER

     Section 13. The Chief Financial Officer shall be the chief financial officer and treasurer of the corporation, shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

     Section 14. He/she shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his/her transactions as Chief Financial Officer and of the financial condition of the corporation.

     Section 15. The assistant treasurer, or if there be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Chief Financial Officer or in the event of his/her inability or refusal to act, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. ARTICLE VI

                              CERTIFICATE OF STOCK

     Section 1. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the Chairman of the Board, or the President or a vice-president and the treasurer or an assistant treasurer, or the Secretary or an assistant secretary of the corporation, certifying the number of shares owned by him/her/it in the corporation.

     If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

     Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he/she were such officer, transfer agent or registrar at the date of issue.

                                LOST CERTIFICATES

     Section 2. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his/her legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

                                TRANSFER OF STOCK

     Section 3. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

                             REGISTERED STOCKHOLDERS

     Section 4. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VII

                                 INDEMNIFICATION

     Section 1. (a) Subject to Section 3 of this Article VII, the corporation shall indemnify, to the fullest extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a "Proceeding"), by reason of the fact that such person is or was a director or officer of the corporation, or while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, "Another Enterprise") (such person hereinafter, a "Mandatory Indemnitee"), against expenses (including attorneys' fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         (b) The corporation may indemnify, to the fullest extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the corporation, or while serving as an employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of Another Enterprise (such person hereinafter, a "Permissive Indemnitee"), against expenses (including attorneys' fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         (c) Anything in this Section 1 of Article VII to the contrary notwithstanding, if a person was or is a party or was or is threatened to be made a party to any Proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of Another Enterprise, then the corporation shall not indemnify such person for any judgment, fines, or amounts paid in settlement to the corporation in connection with such Proceeding. The corporation shall indemnify any such person who is a Mandatory Indemnitee, and may indemnify any such person who is a Permissive Indemnitee, in each case to the fullest extent that it shall have power under applicable law to do so and in a manner permitted by such law, and subject to
Section 3 of this Article VII, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification for such expenses shall be made in respect of any claim, issue, or matter in such Proceeding as to which the person shall have been adjudged liable to the corporation unless (and only to the extent that) the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

         (d) To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any threatened, pending, or completed Proceeding referred to in Section 145(a) or
(b) of the General Corporation Law, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         (e) The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Section 2. (a) Subject to Section 3 of this Article VII, with respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was a director or officer of the corporation, or while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of Another Enterprise, the corporation shall pay the expenses (including attorneys' fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that any advancement of expenses shall be made only upon receipt of an undertaking (hereinafter an "undertaking") by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article VII or otherwise.

         (b) With respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the corporation, or while serving as an employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of Another Enterprise, the corporation may, in its discretion and upon such terms and conditions, if any, as the corporation deems appropriate, pay the expenses (including attorneys' fees) incurred by such person in defending any such Proceeding in advance of its final disposition.

     Section 3. Anything in Section 1(a) or Section 2(a) of this Article VII to the contrary notwithstanding, except as provided in Section 5(b) of this Article VII, with respect to a Proceeding initiated against the corporation by a director or officer of the corporation (whether initiated by such person in such capacity or in any other capacity, including as a director, officer, employee, or agent of Another Enterprise), the corporation shall not be required to indemnify or to advance expenses (including attorneys' fees) to such person in connection with prosecuting such Proceeding (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the corporation in such Proceeding (or part thereof) unless such Proceeding was authorized by the Board of Directors of the corporation.

     Section 4. With respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was a director or officer of the corporation, or while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of Another Enterprise, the rights to indemnification and to the advancement of expenses conferred in Sections 1(a) and 2(a) of this Article VII shall be contract rights. Any amendment, repeal, or modification of, or adoption of any provision inconsistent with, this Article VII (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the Proceeding relating to such acts or omissions is commenced before or after the time of such amendment, repeal, modification, or adoption).

     Section 5. (a) If (X) a claim under Section 1(a) of this Article VII with respect to any right to indemnification is not paid in full by the corporation within sixty (60) days after a written demand has been received by the corporation or (Y) a claim under Section 2(a) of this Article VII with respect to any right to the advancement of expenses is not paid in full by the corporation within twenty (20) days after a written demand has been received by the corporation, then the person seeking to enforce a right to indemnification or to an advancement of expenses, as the case may be, may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim.

         (b) If successful in whole or in part in any suit brought pursuant to
Section 5(a) of this Article VII, or in a suit brought by the corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the corporation sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the corporation the reasonable expenses (including attorneys' fees) of prosecuting or defending such suit.

         (c) In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the corporation to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor (ii) an actual determination by the corporation that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit.

         (d) In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the corporation to prove that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article VII or otherwise.

     Section 6. Any indemnification required or permitted under this Article VII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met all applicable standards of conduct set forth in this
Article VII and Section 145 of the General Corporation Law. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Such determination shall be made, with respect to any person who is not a director or officer of the corporation at the time of such determination, in the manner determined by the Board of Directors (including in such manner as may be set forth in any general or specific action of the Board of Directors applicable to indemnification claims by such person) or in the manner set forth in any agreement to which such person and the corporation are parties.

     Section 7. The indemnification and advancement of expenses provided in this
Article VII shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Section 8. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of Another Enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article VII or otherwise.

     Section 9. If any provision or provisions of this Article VII shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this
Article VII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

     Section 10. For purposes of this Article VII: (a) references to serving at the request of the corporation as a director or officer of Another Enterprise shall include any service as a director or officer of the corporation that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan; (b) references to serving at the request of the corporation as a employee or agent of Another Enterprise shall include any service as an employee or agent of the corporation that imposes duties on, or involves services by, such employee or agent with respect to an employee benefit plan; (c) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation; and (d) references to a director of Another Enterprise shall include, in the case of any entity that is not managed by a board of directors, such other position, such as manager or trustee or member of the governing body of such entity, that entails responsibility for the management and direction of such entity's affairs, including, without limitation, general partner of any partnership (general or limited) and manager or managing member of any limited liability company.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                                    DIVIDENDS

     Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

     Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

                                     CHECKS

     Section 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

                                   FISCAL YEAR

     Section 4. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

                                      SEAL

     Section 5. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the corporation, and the words "Corporate Seal, Delaware" or variations thereof. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                   ARTICLE IX

                                   AMENDMENTS

     Section 1. These bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of holders of at least a majority vote of the outstanding voting stock of the corporation. These bylaws may also be altered, amended or repealed or new bylaws may be adopted by the Board of Directors, when such power is conferred upon the Board of Directors by the certificate of incorporation. The foregoing may occur at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal bylaws is conferred upon the Board of Directors by the certificate of incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.

     CERTIFICATE OF ADOPTION BY THE SECRETARY OF SIMTEK CORPORATION

     The undersigned, Brian Alleman, hereby certifies that he is the duly elected and acting Secretary of Simtek Corporation, a Delaware corporation, and that the bylaws attached hereto constitute the bylaws of said corporation as duly adopted by the Board of Directors.

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name as of the 5th day of October, 2006.





                                  /S/  BRIAN ALLEMAN
                                  ----------------------------------------------
                                    Brian Alleman, Secretary

                                                                                                                         EXHIBIT 4.1

                                                           [LOGO]
  NUMBER                                                                                                              SHARES

STK______                                                                                                             _______
                                                           SIMTEK


INCORPORATED UNDER THE LAWS                                                                                        SEE REVERSE FOR
 OF THE STATE OF DELAWARE                                                                                        CERTAIN DEFINITIONS

                                                                                                                  CUSIP 829204 30 4
              THIS CERTIFIES THAT


              is the record holder of


                       FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK, $0.0001 PAR VALUE OF

=====================================================SIMTEK CORPORATION=============================================================


transferable only on the books of the Corporation by the holder hereof in person or by an attorney upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent and Registrar of the
Corporation.

     Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


Dated:_____________

                                                            [SEAL]

               /s/ Brian Alleman                                                              /s/ Harold Blomquist
                   SECRETARY                                                                  CHAIRMAN OF THE BOARD




                                                                                          COUNTERSIGNED AND REGISTERED.
                                                                                          CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                                                                                                    (JERSEY CITY, N.J.)

                                                                                                                      TRANSFER AGENT
                                                                                                                      AND REGISTRAR

                                                                                          By
                                                                                                      AUTHORIZED OFFICER



     The Corporation will furnish to any shareholder upon request and without charge a full statement of the designations, preferences, limitations and relative rights of the shares of each class authorized to be issued and the variations in the relative rights and preferences between the shares of each series of preferred stock authorized to be issued, to the extent that such rights and preferences have been fixed and determined, and the authority of the board of directors to fix and determine the relative rights and preferences of subsequent series.

     ----------------------------------------------------------------------------------------------

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in fullaccording to applicable laws or regulations.

     TEN COM  - as tenants in common                 UNIF GIFT MIN ACT-..........Custodian..........
     TEN ENT  - as tenants by the entireties                              (Cust)            (Minor)
     JT TEN   - as joint tenants with right of                           under Uniform Gifts to Minors
                 survivorship and not as tenants                                    Act..........
                 in common                                                               State
     COM PROP - as community property
                                                     UNIF GIFT MIN ACT-..........Custodian..........
                                                                          (Cust)            (Minor)
                                                                       (until age _______) under Uniform
                                                                       Transfers to Minors Act..........
                                                                                               State

             Additional abbreviations may also be used though not in the above list.

     ----------------------------------------------------------------------------------------------

For Value Received,______________________________________________hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
    IDENTIFYING NUMBER OF ASSIGNEE
 -------------------------------------
|                                     |
|-------------------------------------|


-------------------------------------------------------------------------------------------------------
           (PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

                                                                                                  Shares
--------------------------------------------------------------------------------------------------
of the Common Stock represented by the within certificate, and do hereby irrevocably constitute and appoint


__________________________________________________________________________________________________Attorney
to transfer the said shares on the books of the within named Corporation with full power of substitution in the premises.


Dated:____________________________________


                                                   -------------------------------------------------------
                                       NOTICE:     THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH
                                                   THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE
                                                   IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT
                                                   OR ANY CHANGE WHATSOEVER.



================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: October 11, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)


          Delaware                    0-19027                    84-1057605
(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)               Identification #)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                     (Address of Principal Executive Office)



                                 (719) 531-9444
              (Registrant's telephone number, including area code)


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








================================================================================

Item 7.01:  Regulation FD Disclosure

     On October 11, 2006, Simtek Corporation (the "Company") issued a press release announcing to investors that revenue is expected to exceed high end of guidance for the third quarter 2006, that new orders exceeded $11 million in the third quarter and the date of the third quarter 2006 conference call. A copy of the press release is included herewith as Exhibit 99.1

Item 9.01:  Financial Statements and Exhibits


     (d) Exhibits

         Exhibit Number    Description
         --------------    -----------

             99.1 Press release of the Company dated October 11, 2006, titled "Simtek Announces Revenue to Exceed High End of Guidance for Third Quarter 2006"

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      SIMTEK CORPORATION


                                      By: /s/Brian Alleman
                                          --------------------------------------
                                          Brian Alleman, Chief Financial Officer


October 11, 2006

                                  EXHIBIT INDEX


Exhibit Number        Description
--------------        -----------

     99.1 Press release of the Company dated October 11, 2006, titled "Simtek Announces Revenue to Exceed High End of Guidance for Third Quarter 2006".

                                                                    Exhibit 99.1


                     SIMTEK ANNOUNCES REVENUE TO EXCEED HIGH
                     END OF GUIDANCE FOR THIRD QUARTER 2006


     o    New Orders Exceeded $11 Million in the Third Quarter

     o    Investor Conference Call to be Held October 26th

COLORADO SPRINGS, Colorado- October 11, 2006 - Simtek Corporation (OTC Bulletin
Board: SMTE), the inventor, pioneer, and world's leading supplier of monolithic nonvolatile static random access memory (nvSRAM) integrated circuits, announced today that product revenues for the quarter ended September 30, 2006 are expected to be in excess of $8.0 million which exceeds the high end of guidance previously given of $7.5 million to $8.0 million.

New orders for the quarter exceeded $11 million resulting in excellent revenue in the third quarter and establishing a solid backlog of orders to achieve previously guided revenue in the fourth quarter of 2006 of between $9.0 million and $9.3 million. As of the beginning of the fourth quarter, backlog of orders scheduled to ship in the fourth quarter stands at approximately $7 million.

The Company remains on track to achieve profit on a pro-forma basis (GAAP Net Income minus the amortization of the ZMD transaction and expensing of stock options) for the third quarter and on a GAAP basis for the fourth quarter.

The investor conference call for third quarter 2006 will be held on Thursday, October 26th, 2006, at 10:00am EDT. Further details will be provided at a later date.

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com

================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: October 6, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)



          Delaware                    0-19027                    84-1057605
(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)               Identification #)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                     (Address of Principal Executive Office)


                                 (719) 531-9444
              (Registrant's telephone number, including area code)



[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








================================================================================

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) On October 6, 2006, the Board of Directors of Simtek Corporation, a Delaware corporation (the "Company"), filled the vacant position on the Board of Directors with Mr. John Hillyard and elected Mr. Hillyard as a Director until the next annual meeting of stockholders. As of the date of this report, Mr. Hillyard had not been named as a member of any of the committees of the Board and it is unknown at the time of this report to what committees, if any, Mr. Hillyard is expected to be named. A copy of the press release announcing Mr. Hillyard's election is included herewith as Exhibit 99.1.

Item 8.01  Other Events

     Mr. Hillyard will receive the standard compensation for a member of the Board of Directors, which standard compensation arrangement has changed, upon recommendation and approval from the Compensation Committee, since the 2006 annual meeting of stockholders. Under the new standard compensation arrangement for directors, upon the initial election of a director, such director is granted options to purchase 25,000 (as opposed to 15,000 under the prior arrangement) shares of common stock, par value $0.0001 per share, of the Company ("Common Stock"). If a director is appointed as the Chairman of a committee of the Board (and for each director already serving as a committee Chairman on the effective date of the new compensation arrangement), such director is granted options to purchase 15,000 shares of Common Stock; the grant of options as a result of serving as the Chairman of a committee of the Board is a new feature of the standard compensation arrangement for directors. Effective January 1, 2007, each member of the Board of Directors receives, within the first month of each calendar year, while serving as a member of the Board of Directors, a grant of options to purchase 10,000 (as opposed to 3,500 under the prior arrangement) shares of Common Stock. The vesting schedule for options granted to directors has not changed: all options are still subject to cliff vesting on the date that is six months from the date of grant. If a director resigns before an option has vested, such option is forfeited. Each director receives $1,500 for each meeting of the Board of Directors, attended in person, and $500 for each meeting of a committee of the Board, attended in person. If a director attends telephonically a meeting of the Board of Directors or a meeting of a committee of the Board, such director is paid 50% of the "in person" fee. Each director receives a $10,000 annual stipend, which is paid quarterly. Directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company. None of the cash payment provisions of the standard compensation arrangement have changed since the 2006 annual meeting of stockholders.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

     Exhibit Number    Description
     --------------    -----------

          99.1 Press release of the Company, dated October 12, 2006, titled "Simtek Strengthens Board of Directors Through the Addition of John Hillyard of Lefthand Networks".

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      SIMTEK CORPORATION


                                      By: /s/ Brian Alleman
                                          --------------------------------------
                                          Brian Alleman, Chief Financial Officer



October 12, 2006

                                  EXHIBIT INDEX



Exhibit Number      Description
--------------      -----------

     99.1 Press release of the Company, dated October 12, 2006, titled "Simtek Strengthens Board of Directors Through the Addition of John Hillyard of Lefthand Networks".

                                                                    Exhibit 99.1




          SIMTEK STRENGTHENS BOARD OF DIRECTORS THROUGH THE ADDITION OF
                       JOHN HILLYARD OF LEFTHAND NETWORKS



COLORADO SPRINGS, Colorado-October 12, 2006 - Simtek Corporation (OTC Bulletin
Board: SMTE), the world's leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, announced today that Mr. John Hillyard, CFO of LeftHand Networks, a leading storage company headquartered in Boulder, Colorado, has been added to Simtek's Board of Directors to fill the seat vacated by Mr. Tom Surrette (who became a Board observer).

Mr. Hillyard joins the Simtek Board of Directors with more than 25 years experience as a senior finance and operations executive in the technology market, with significant domestic and international experience at both public and private companies. Prior to commencing his position as the CFO of LeftHand Networks, a pioneer in the open iSCSI SAN market, Hilllyard was EVP, Finance and Operations and Chief Financial Officer for FrontRange Solutions; Vice President and Chief Financial Officer for daly.commerce, Inc.; Vice President and Chief Financial Officer for InteliData Technologies Corp.; and Senior Vice President and Chief Financial Officer for eFunds Corporation. Hillyard has been a CFO for companies traded on domestic and international stock exchanges. He studied Business Economics at the University of California at Santa Barbara and earned his CPA while working at PriceWaterhouseCoopers.

Hillyard stated, "Having been an executive with other high growth, successful entrepreneurial companies in the Colorado Front Range, it has been exciting to see Simtek begin to flourish like it has. I'm excited to be part of the team and look forward to the bright future at Simtek."

Harold Blomquist, Chairman, President, and CEO of Simtek stated, "Simtek is excited to have a professional of John's caliber join the Board. He has considerable experience as a financial expert which is increasingly important in today's corporate governance environment. His experience in international business and finance is especially important as Simtek expands globally. In addition, John comes with experience in the data storage market which is a business sector that is very important to Simtek. We are proud to have John join our Board of Directors and look forward to his contributions."

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com

================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: October 27, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)



          Delaware                   0-19027                  84-1057605
(State or other jurisdiction       (Commission               (IRS Employer
     of incorporation)             File Number)             Identification #)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                     (Address of Principal Executive Office)



                                 (719) 531-9444
              (Registrant's telephone number, including area code)


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








================================================================================

Item 2.02  Results of Operations and Financial Condition.

     On October 26, 2006, Simtek Corporation (the "Company") issued a press release titled, "Simtek Reports Record Revenue for Third Quarter of 2006".

     Total revenue was $8.3 million for the third quarter of 2006 an increase of 242% over the third quarter of 2005, and an increase of 28% quarter-over-quarter compared to second quarter 2006. The Company reported a net loss from continuing operations of $0.2 million for the third quarter 2006 or a loss of $0.02 per share compared to a net loss from continuing operations of $1.7 million or a loss of $0.00 per share for the third quarter of 2005. Excluding the effects of stock options and amortization of acquisition related costs, the net income was $0.3 million for the third quarter of 2006. There were no such charges in the 2005 period.

     Total revenue for the first nine months of 2006 was $21.7 million, including royalty revenue of $1.5 million. Product sales for the first nine months of 2006 were $19.4 million, an increase of 156% from the $7.6 million recorded in the first nine months of 2005. The Company reported a net loss from continuing operations of $2.6 million for the nine months ended September 30, 2006 or a loss of $0.18 per share, compared to a net loss from continuing operations of $5.6 million or a net loss of $0.84 per share for the same period in 2005. Excluding the effects of stock options and amortization of acquisition related costs, the net loss was $.9 million for the 2006 period. There were no such charges in the 2005 period.

     The full text of the press release is attached as Exhibit 99.1 to this Form 8-K Current Report.

Item 9.01  Financial Statements and Exhibits.

     (d) Exhibits.

         Exhibit Number    Description
         --------------    -----------

             99.1 Press Release, dated October 26, 2006, titled "Simtek Reports Record Revenue for the Third Quarter of 2006".

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               SIMTEK CORPORATION


                               By: /S/ Brian Alleman
                                   ---------------------------------------------
                                   Brian Alleman, Chief Financial Officer


October 27, 2006

                                  EXHIBIT INDEX



Exhibit Number        Description
--------------        -----------

    99.1 Press Release, dated October 26, 2006 titled "Simtek Reports Record Revenue for Third Quarter of 2006".

                                                                    Exhibit 99.1



                          SIMTEK REPORTS RECORD REVENUE
                            FOR THIRD QUARTER OF 2006

     o    Record Revenue for Third Quarter and First Nine Months of 2006
     o    More Than 1,000 Basis Point Increase in Gross Margin from Q2 2006
     o    Ex-item Profitability for the Third Quarter
     o    Reverse Stock Split and Reincorporation in Delaware Now Complete

COLORADO SPRINGS, Colorado - October 26, 2006 - Simtek Corporation (OTC Bulletin
Board: SMTE), the inventor, pioneer, and world's premier supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today announced its financial results for the third quarter and nine months ended September 30, 2006.

Key Highlights

     o Product revenue of $8.3 million for Q3 2006, a 242% increase over Q3 2005 and 28% over Q2 2006

     o Product revenue of $19.4 million for the first nine months of 2006, a 156% increase over the same period in 2005

     o Booking of new orders in the third quarter were a record $11.0 million, with a book-to-bill ratio of 1.33

     o Record total revenue of $21.0 million for the first nine months of 2006, a 176% increase over 2005

     o Ex-item (non-GAAP) net profit of $335,000, or $0.02 per share, for Q3 2006 versus a loss from continuing operations of $1.7 million or $(0.24) per share for Q2 2005.

     o Gross product margin increased to 40% for Q3 2006 from 25% a year ago and 29% for Q2 2006

     o Cash balance as of September 30, 2006 was $5.4 million, including $1.8 million restricted cash

     o    1 megabit units shipped in Q3 2006 increased 114% from Q2 2006

Financial Results

Total revenue, consisting entirely of product sales, was $8.3 million for Q3 2006, a 242% increase over $2.4 million of product sales in Q3 2005, and a 28% increase over Q2 2006 product sales of $6.4 million. The Company reported a net loss for Q3 2006 of $0.2 million, or $(0.02) per share, compared to a net loss from continuing operations of $1.7 million, or $(0.24) per share, for Q3 2005. Excluding the effects of stock options and amortization of acquisition related costs, the Company generated an ex-item (non-GAAP) net profit of $335,000, or $0.02 per share, for Q3 2006. There were no such charges in the 2005 period.

Total revenue for the first nine months of 2006 was a record $21.0 million, including royalty revenue of $1.5 million, a 176% increase over the first nine months of 2005. Product revenue for the first nine months of 2006 was $19.4 million, a 156% increase over the $7.6 million for the first nine months of 2005. The Company reported a net loss for the nine months ended September 30, 2006 of $2.6 million, or a loss of $(0.18) per share, compared to a net loss from continuing operations of $5.6 million, or a loss of $(0.84) per share, for the same period in 2005. Excluding the effects of stock options and amortization of acquisition related costs, the ex-item (non-GAAP) net loss was $852,000, or $(0.06) per share, for the first nine months of 2006. There were no such charges in the 2005 period. All per share amounts reflect the effect of the 1 for 10 reverse stock split that was completed on October 5, 2006.

"I am pleased with the strong financial results for the third quarter and for the first nine months of 2006," said Harold Blomquist, President and Chief Executive Officer of Simtek. "During the first nine months we focused on improving gross margins, raising revenue, and increasing production capacity to support surging customer demand, especially for our 1 megabit family. During the quarter and the first nine months of 2006, we added several significant new customers and made progress on many aspects of operational effectiveness," continued Blomquist. "Our engineering team, in close collaboration with Cypress is nearing completion of the 4 megabit design and process development. We remain optimistic about our prospects for the remainder of 2006 and beyond as we continue to execute on our game plan to strengthen our position in the nonvolatile semiconductor memory marketplace. I am also pleased that the market has reacted so well to our recently completed reverse stock split and reincorporation in the State of Delaware. We believe that we are well positioned to complete in the fourth quarter of 2006 Simtek's application to one of the major national stock exchanges for listing," Blomquist concluded.

Outlook for the Fourth Quarter 2006 and First Half of 2007

Simtek currently estimates that product revenue for Q4 2006 will be in the range of $9.0 million to $9.3 million with total revenue between $9.2 million and $9.8 million due to the final installment of prepaid royalties from Cypress. Total revenue for 2006 is expected to be approximately $31 million. The Company's order backlog, scheduled for delivery in the fourth quarter, was $7.0 million at September 30, 2006 and represents a higher percentage of guided revenue than in any previous quarter. The Company expects bookings in Q4 2006 to be approximately $12 million, continuing the strong trend experienced throughout

2006. The book-to-bill ratio is expected to remain strong at nearly 1.3. Gross margin is projected to improve by 200 to 400 basis points from the third quarter to the fourth quarter of 2006, and the Company anticipates posting a net profit for the Q4 2006. On an ex-item basis the Company anticipates achieving a modest profit for the entire year 2006. The Company also reaffirmed its revenue guidance for 1H 2007 of between $20 and $24 million.

Conference Call

Simtek management will host a conference call at 10:00 a.m. EDT (7:00 a.m. PDT) today to discuss these results. The call can be accessed by dialing 800-257-3401 and giving the company name, "Simtek." Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five business days by dialing 800-405-2236 and entering the following pass code: 11074215#. Also, the conference call together with supplemental financial information will be available over the Internet at http://www.simtek.com in the Investor Info area of the site or by going to http://www.mkr-group.com.

Ex-item Information

Simtek reports net income or loss in accordance with GAAP and additionally uses ex-item (non-GAAP) financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude charges related to new, unusual or non-recurring expenses the Company may incur from time to time, in order to provide additional comparative information between periods. Management believes that these ex-item measures are important to investor understanding of the Company's disclosures regarding past, current and future operating results.

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The Company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.

IR Contact for Simtek                               Company Contact for Simtek:
MKR Group, Inc.                                     Brian Alleman, CFO
Todd Kehrli or Marie Dagresto                       information@simtek.com
323-468-2300
smte@mkr-group.com

Following is reconciliation* of the Ex-item (non-GAAP) financial measures to the most comparable GAAP financial measures:

Unaudited                                                                 Three Months Ended      Nine Months Ended
(Amounts in thousands, except per share amounts)                          September 30, 2006     September 30, 2006

Loss from Continuing Operations as reported                                     $ (249)               $(2,605)

Adjusted-GAAP items:
Amortization of Non-compete Agreement                                              445                  1,336
Costs associated with employee stock options                                       139                    417
                                                                                ------                -------
Ex-item Income (Loss) from Continuing Operations                                $  335                $  (852)
                                                                                ======                =======

Per Share Data:
Loss from Continuing Operations as reported                                     $(0.02)               $ (0.18)

Amortization of Non-compete Agreement                                           $ 0.03                $  0.09
Costs associated with employee stock options                                    $ 0.01                $  0.03
                                                                                ------                -------
Ex-item Loss Per Share from Continuing Operations                               $ 0.02                $ (0.06)
                                                                                ======                =======

* Pursuant to the requirements of Regulation G.


Simtek reports net income or loss in accordance with GAAP and additionally uses ex-item (non-GAAP) financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude charges related to unusual or non-recurring expenses the Company may incur from time to time, in order to provide additional comparative information between periods. Management believes that these ex-item measures are important to investor understanding of the Company's disclosures regarding past, current and future operating results.

As of September 30, 2006 there were 16,035,968 shares outstanding, after giving effect to the 1 for 10 reverse stock split that took effect on October 5, 2006.

                                                    SIMTEK CORPORATION
                                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                        (Unaudited)
                                (Amounts in thousands, except share and per share amounts)

                                                            Three Months Ended                      Nine Months Ended
                                                               September 30,                          September 30,
                                                          2006               2005                  2006           2005
                                                          ----               ----                  ----           ----
     Product sales, net                                $  8,251           $  2,412              $ 19,436       $   7,591
     Royalty revenue                                          -                  -                 1,518               -
                                                       --------           --------              --------       ---------
         Total revenue                                    8,251              2,412                20,954           7,591
     Cost of sales                                        4,979              1,807                13,016           5,490
                                                       --------           --------              --------       ---------
GROSS PROFIT                                              3,272                605                 7,938           2,101

OPERATING EXPENSES:
     Research and development costs                       1,351              1,572                 4,578           4,697
     Sales and marketing                                  1,250                321                 3,233           1,164
     General and administrative                             838                412                 2,595           1,759
                                                       --------           --------              --------       ---------
           Total operating expenses                       3,439              2,305                10,406           7,620
                                                       --------           --------              --------       ---------
LOSS FROM CONTINUING OPERATIONS                            (167)            (1,700)               (2,468)         (5,519)

OTHER INCOME (EXPENSE):
     Interest income                                         36                 45                   112              56
     Interest expense                                      (113)               (63)                 (247)           (177)
     Exchange rate variance                                  (7)                 -                    (4)              -
     Other income (expense)                                   2                  -                     2              (1)
                                                       --------           --------              --------       ----------

           Total other expense                              (82)               (18)                 (137)           (122)
                                                       --------           --------              --------       ----------

LOSS FROM CONTINUING OPERATIONS
     BEFORE PROVISION FOR INCOME TAXES                     (249)            (1,718)               (2,605)         (5,641)
     Provision for income taxes                               -                  -                     -               -
                                                       --------           --------              --------       ----------
LOSS FROM CONTINUING OPERATIONS                            (249)            (1,718)               (2,605)         (5,641)
INCOME FROM DISCONTINUED OPERATIONS
     (including gain on disposal of $1,689)                   -              1,701                     -           1,706
                                                       --------           --------              --------       ---------

NET LOSS                                               $   (249)          $    (17)             $ (2,605)      $  (3,935)
                                                       ========           ========              ========       =========

NET LOSS PER COMMON SHARE:
     Basic and diluted
     Loss from continuing operations                   $   (.02)          $   (.24)             $   (.18)      $    (.84)
     Income from discontinued operations                   (.00)               .24                  (.00)           (.25)
                                                       --------           --------              --------       ---------
     Total                                             $   (.02)          $   (.00)             $   (.18)      $    (.59)
                                                       ========           ========              ========       =========

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
     Basic and diluted                               14,966,916          7,073,599             14,791,191      6,713,113
                                                     ==========          =========             ==========      =========

================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: November 3, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)




          Delaware                   0-19027                    84-1057605
(State or other jurisdiction       (Commission                 (IRS Employer
     of incorporation)             File Number)              Identification No.)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                    (Address of Principal Executive Offices)



                                 (719) 531-9444
              (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




================================================================================

Item 1.01  Entry into a Material Definitive Agreement.

     As previously disclosed, on May 23, 2006, Simtek Corporation (the "Company") entered into a preliminary agreement with Ronald Sartore, a director of the Company, whereby Mr. Sartore would provide certain consulting services with respect to new nvSRAM-based product definitions and other engineering-related matters at the Company. On November 3, 2006, the Company entered into a definitive written agreement with Mr. Sartore whereby Mr. Sartore will be employed as an Executive Vice-President of the Company with a main focus on new product development. Mr. Sartore's base annual salary will be $225,000 and he will be eligible to receive a bonus, based on performance, in accordance with the Company's Executive Incentive Compensation Plan. Mr. Sartore will also be entitled to options to purchase 100,000 shares of the Company's common stock, vesting at 1/48th per month beginning immediately upon commencement of his employment. In exchange for transferring to the Company ownership of certain inventions initiated by Mr. Sartore prior to Mr. Sartore becoming an employee of the Company and during the period of his consulting arrangement with the Company, Mr. Sartore will be entitled to receive 1,500 shares of the Company's common stock upon the filing of a patent application for each such invention and 2,500 shares upon a patent being issues for each such invention. A copy of Mr. Sartore's offer letter is included herewith as Exhibit 10.1.


Item 9.01  Financial Statements and Exhibits.

     (d)  Exhibits.

          Exhibit Number    Description
          --------------    -----------

               10.1 Offer letter from the Company to Ronald Sartore, dated November 3, 2006.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      SIMTEK CORPORATION


                                      By: /S/ BRIAN ALLEMAN
                                          --------------------------------------
                                          Brian Alleman, Chief Financial Officer


November 9, 2006

                                  EXHIBIT INDEX



Exhibit Number        Description
--------------        -----------

     10.1 Offer letter from the Company to Ronald Sartore, dated November 3, 2006.

                                                                    EXHIBIT 10.1


                                                              Simtek Corporation
                                                     4250 Buckingham Drive  #100
                                                 Colorado Springs, CO  80907 USA
[SIMTEK LOGO]                            Tel: 719-531-9444     Fax: 719-531-9481

================================================================================

November 3, 2006

Mr. Ron Sartore
14445 Cypress Point
Poway, CA  92064

Dear Ron,

I am pleased to extend to you this offer to join Simtek Corporation ("SIMTEK") as Executive Vice-President. Your employment start date is expected to be Monday, November 13, 2006. This letter states the complete terms and conditions of your offer, and supersedes and novates any previous understandings or oral or written discussions regarding the terms and conditions of your employment. If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the space indicated.

Among other engineering and leadership duties, your main focus will be new product development. You will report to me, as President and Chief Executive Officer, and I will be primarily responsible for evaluating your performance.

In consideration for all services rendered by you in such employment, you will be paid at a monthly rate of $18,750, paid semi-monthly and subject to withholding, which equates to an annual base salary of $225,000. As of January 1, 2007, you will be eligible to participate in the Executive Incentive Compensation Plan (EICP) as established, and from time to time, amended by the Compensation Committee of the Board of Directors. By way of example, your target incentive payment at 100% performance to the goals as set forth in the EICP is 50% of your base salary, or $112,500. Calculation and payment of compensation earned on the EICP will be completed annually based on completion of goals at the end of the calendar year.

SIMTEK acknowledges and agrees that you will be provided certain other compensation related to inventions that were initiated by you prior to you becoming an employee of SIMTEK. Compensation for these inventions is shown in Exhibit A. Payment of the amounts shown on Exhibit A is subject to your making appropriate arrangements with SIMTEK for the payment of the required withholding. You hereby unconditionally and irrevocably assign, convey, transfer, and sell to SIMTEK all right, title and interest you have in and to the inventions described in Exhibit A, and represent and warrant to SIMTEK that you have not assigned, transferred, conveyed, pledged, or sold any right, title or interest in or to such inventions. You agree to execute and deliver such further documents and take such actions as SIMTEK may require in order for SIMTEK to perfect its right, title or ownership in or to any of such inventions.

Any options granted to you as a Director, prior to your date of employment with SIMTEK will remain in effect, with vesting per the normal vesting period for Directors' options. The Compensation Committee has authorized that the options granted to you as an employee will vest per the current normal vesting period (which is four years), provided that due to your time of service as a Director and consultant, the one-year cliff vesting will be waived and vesting will begin immediately at 1/48th per month.

Any hours worked or expenses incurred in conjunction with the prior consulting agreement between you and SIMTEK should be invoiced or submitted per normal procedure and will be paid in accordance with the Company's normal practice; provided however, that all such amounts shall be invoiced and paid on or before December 31, 2006.

Upon commencement of your employment with SIMTEK, the Committee that administers the 1994 Non-Qualified Stock Option intends to grant you an option to purchase up to 100,000 shares of SIMTEK Common Stock pursuant to the terms of the 1994 Non-Qualified Stock Option Plan (the "Option Plan") as the Committee determines in its discretion. The exercise price (which shall not be less than the fair market value of the Common Stock (as defined in the Option Plan) on the date the option is granted) and other terms and conditions will be determined by the Committee at the time Committee takes the action necessary to grant the option.

As part of your employment you will be eligible for SIMTEK's standard benefit plans, programs and arrangements, according to the terms and conditions of the plans, programs and arrangements, as such terms and conditions may be modified from time to time or terminated, and on the same basis as other employees of SIMTEK, including health and life insurance, holiday and vacation pay, and long and short-term disability coverage. You will be eligible to participate in SIMTEK Corporation's 401(k) Retirement Savings Plan according to the terms and conditions of the 401(k) Retirement Plan and on the same basis as other employees of SIMTEK. You will accrue vacation at a rate of 1.67 days per month. This is equivalent to 20 days per year.

Your employment with SIMTEK will be "at-will." This means that either you or SIMTEK may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason.

Unless you've already signed the following documents, as part of your employment with SIMTEK you will be expected to execute, concurrently with the execution of this offer letter, the SIMTEK Invention and Patent Agreement and the SIMTEK Confidentiality, Proprietary Information, and Trade Secret Agreement, Simtek's Code of Business Conduct and Ethics and Simtek's Insider Trading Policy. Copies of these documents have been provided to you separately. You will also be expected to sign the Employment Eligibility Verification Form I-9 published by the Immigration and Naturalization Services in order to comply with the Immigration Reform and Control Act. A copy of Form I-9 is being provided to you herewith.

This offer expires at 5:00 PM Mountain Time on 11/03/06. I look forward to your favorable response to this offer and to you joining the SIMTEK team on a full time basis.

Sincerely,

Simtek Corporation

By:

/s/  HAROLD BLOMQUIST
-----------------------------------------
HAROLD A. BLOMQUIST
Chief Executive Officer and
President

I have read this offer and I understand and I accept its terms.


/s/  RON SARTORE
------------------------------------
Ron Sartore

Date: November 3, 2006

                                    Exhibit A

                       Special Compensation for Inventions

The following inventions have been preliminarily defined between Mr. Sartore and Simtek. These are all inventions that predate Mr. Sartore's employment date. In the event that SIMTEK wishes to proceed with any or all possible patent applications for these inventions Mr. Sartore is to be compensated according to the following table. All grants are for stock, not options, and are to be priced at the time of the qualifying event. These grants may create a taxable event for Mr. Sartore for which he will be totally responsible.


------------------------- ---------------------- ----------------------- ---------------------- ----------------------
     Invention Date            Description       Additional Information    Shares Granted on      Shares Granted on
                                                                          Patent Application    Issuance of Patent(2)
                                                                            Being Filed(1)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                         1,500 shares           2,500 shares
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                         1,500 shares           2,500 shares
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                         1,500 shares           2,500 shares
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                         1,500 shares           2,500 shares
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                         1,500 shares           2,500 shares
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                         1,500 shares           2,500 shares
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                         1,500 shares           2,500 shares
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                         1,500 shares           2,500 shares
------------------------- ---------------------- ----------------------- ---------------------- ----------------------


(1) The date that an "Application" shall be deemed "Filed" shall be the date that SIMTEK's patent application with respect to the applicable invention described in the aforementioned table shall be filed with the United States Patent and Trademark Office ("PTO"). The shares shall be "Granted" on the date that is 30 days after the Application is Filed with the PTO. Each invention shall relate to only one patent.

(2) With respect to each invention, the date that a patent shall be deemed "Granted" shall be the date that the PTO grants and issues a patent with respect to such invention. The shares issuable to Mr. Sartore upon the PTO's issuance of a patent shall be issued on the date that is 30 days after the PTO issues such patent. Each invention shall relate to only one patent.